Exhibit 4.1

LSB INDUSTRIES, INC.

and

THE GUARANTORS PARTY HERETO

9.625% Senior Secured Notes Due 2023

INDENTURE

Dated as of April 25, 2018

Wilmington Trust, National Association

Trustee and Notes Collateral Agent

i

Section 12.15	Intercreditor Agreement Governs	110
Section 12.16	USA PATRIOT Act	111

APPENDIX

Transfer and Exchange Appendix

EXHIBITS

Exhibit A Form of Guarantee Agreement

v

INDENTURE dated as of April 25, 2018, among LSB Industries, Inc., a Delaware corporation (the “Company”), the Guarantors and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”), and as collateral agent (in such capacity, the “Notes Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the 9.625% Senior Secured Notes due 2023 (the “Securities”):

Article 1

Definitions and Rules of Construction

SECTION 1.01 Definitions.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the Intercreditor Agreement.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or Indebtedness that is assumed in connection with the acquisition of assets from a Person and, in each case, not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Additional Refinancing Amount” means, with respect to any Refinancing Indebtedness, the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness to be Refinanced plus the amount of fees, expenses and original issue discount incurred by the Company in connection with such Refinancing.

“Additional Securities” means additional Securities (other than the Initial Securities) issued under this Indenture in accordance with Section 2.13, Section 4.03 and Section 4.09 hereof, as part of the same series as the Initial Securities.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication that is published by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities”, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after May 1, 2020, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable

Treasury Price for such redemption date, in each case calculated as of the earlier of (x) the third Business Day immediately preceding the redemption date and (y) the date on which the Securities are defeased or satisfied and discharged in accordance with this Indenture, plus 0.5%.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Premium” means with respect to a Security at any redemption date the greater of (1) 1.00% of the principal amount of such Security and (2) the excess (if any) of (A) the present value at such redemption date of (i) the redemption price of such Security on May 1, 2020 (such redemption price being described in Section 3.06(a), exclusive of any accrued interest) plus (ii) all required remaining scheduled interest payments due on such Security through May 1, 2020 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Security on such redemption date. The Company shall determine the Applicable Premium and the Trustee shall have no duty to confirm any such determination.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary of the Company of:

(1) any Capital Stock of any Restricted Subsidiary of the Company (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business, provided, however, that “Asset Sale” shall not include (A) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5,000,000, (B) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under Section 5.01 or any transaction that constitutes a Change of Control, (C) the making of any Permitted Investment or any Restricted Payment permitted by Section 4.04, (D) the sale, discount, lease, assignment, license, sub-license or sublease of equipment, inventory, accounts receivable or other assets in the ordinary course of business or, in the case of accounts receivable, in connection with the compromise or collection thereof, (E) disposals or replacements of obsolete, worn out, excess or damaged property or assets, (F) a disposition of cash or Cash Equivalents, (G) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien), (H) to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in any business that is the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date, (I) the lease, assignment, license, sub-license or sub-lease of any real or personal property in the ordinary course of business, (J) any issuance or sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary, (K) foreclosures or governmental condemnations on assets, (L) the unwinding of any Hedging Obligations, (M) the licensing or sub-licensing of intellectual property in the ordinary course of business, and (N) the surrender or waiver of contract rights or settlement, release or surrender of a contract, tort or other litigation claim.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Securities, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby shall be determined in accordance with the definition of “Capitalized Lease Obligation”.

“Bank Collateral Agent” means Wells Fargo Capital Finance, LLC and any successor under the Credit Agreement, or if there is no Credit Agreement, the collateral agent or other representative of lenders or holders of Lenders Debt designated pursuant to the Intercreditor Agreement and the terms of the documents governing the Lenders Debt.

“Board of Directors” means, with respect to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a resolution duly adopted by the Board of Directors of such Person.

“Business Day” means each day that is not a Legal Holiday.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the U.S. Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 24 months from the date of acquisition thereof;

(2) marketable direct obligations issued by, or directly and unconditionally guaranteed by, any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 24 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) or (4) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and the Restricted Subsidiaries to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than to the Company or a Restricted Subsidiary;

(2) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(3) any merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company other than a transaction following which holders of securities that represented 100% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the properties and assets subject to the Liens created by the Security Documents.

“Commission” means the Securities and Exchange Commission.

“Commodity Agreement” means any commodity swap agreement, commodity cap agreement or commodity collar agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities from the redemption date to May 1, 2020, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to May 1, 2020.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) Consolidated Tax Expense;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period;

(d) restructuring charges, reserves or expenses and business optimization expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility closures, facility consolidations, retention, systems establishment costs, contract termination costs, future lease commitments and excess pension charges);

(e) the amount of “run-rate” cost savings, operating expense reductions, other operating improvements and cost synergies projected by the Company in good faith to result from actions taken or to be taken prior to or within 18 months after the consummation of the action in connection with any acquisition or disposition by such Person or any of its Restricted Subsidiaries or any business optimization initiatives (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and cost synergies had been realized on the first day of such period), net of the amount of actual benefits realized prior to or during such period from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements or cost synergies are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from such actions; provided that the aggregate amount added pursuant to this clause (e) shall not for any four fiscal quarter period exceed an amount equal to 10% of Consolidated EBITDA for such four fiscal quarter period (and such determination shall be made after giving effect to any adjustment pursuant to this clause (e)) (“Pro Forma Cost Savings”); and

(f) all adjustments of the nature used in connection with the calculation of “Adjusted EBITDA” as set forth in “Summary Historical Consolidated Financial Data” under “Offering Circular Summary” in the Offering Circular, to the extent such adjustments, without duplication, continue to be applicable to such period.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the

“Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness or the issuance, repurchase, redemption or retirement of any Preferred Stock of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance, repurchase, redemption or retirement of other Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence, issuance, repayment, repurchase, redemption or retirement, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any (x) pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and (y) without duplication, any Pro Forma Cost Savings) attributable to the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness that is determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements;

(3) interest on a Capitalized Lease Obligation or Attributable Debt shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation or Attributable Debt in accordance with GAAP;

(4) interest on any Indebtedness under a revolving credit facility computed with a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and

(5) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) all cash dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under this Indenture, its Restricted Subsidiaries (other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) actually paid during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation;

(2) the interest component of Capitalized Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

(3) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(4) net payments pursuant to Interest Swap Obligations; and

(5) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by a Lien on the assets of) the Company or any Restricted Subsidiary.

“Consolidated Leverage Ratio” means, with respect to any Person, as of any date of determination, the ratio of (1) the aggregate amount of Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries as of such date of determination to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Consolidated Net Income” means, with respect to any Person (“referent Person”), for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom (in each case, on a net after-tax basis):

(1) gains (or losses) from Asset Sales or abandonments or reserves relating thereto;

(2) items classified as extraordinary, unusual or nonrecurring gains (or losses);

(3) the net income (but not loss) of any Restricted Subsidiary (other than any Guarantor) of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, except that subject to the exclusion contained in clause (1) above, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income (to the extent not already included therein) up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause);

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(6) any net gain (or loss) attributable to the early retirement or conversion of Indebtedness;

(7) any net gain or loss attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments;

(8) the cumulative effect of a change in accounting principles;

(9) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets;

(10) the amount of any expense to the extent a corresponding amount is received in cash by the Company or any of its Restricted Subsidiaries from a Person other than the Company or any of its Restricted Subsidiaries under any agreement providing for reimbursement of any such expense; provided such reimbursement payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(11) any non-cash impairment charge, write-down or write-off, including, without limitation, impairment charges, write-downs or write-offs relating to goodwill, intangible assets, long-lived assets, investments in debt and equity securities, in each case in accordance with GAAP or as a result of a change in law or regulation;

(12) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(13) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary; and

(14) any fees, expenses or charges related to (i) any issuance, amendment, modification or redemption of Capital Stock, (ii) any Investment, acquisition, disposition or recapitalization or (iii) the incurrence, amendment, modification or repayment of Indebtedness, in each case, whether or not consummated, including, without limitation, such fees, expenses or charges related to the Transactions.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to the Consolidated Total Indebtedness as of such date that is then secured by Liens on property or assets of the Company or any Restricted Subsidiary.

“Consolidated Secured Leverage Ratio” means, with respect to any Person, as of any date of determination the ratio of (1) Consolidated Secured Indebtedness to (2) the aggregate amount of Consolidated EBITDA for the Four Quarter Period, in each case with such pro forma adjustments to Consolidated Secured Indebtedness and Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio; provided, however, that for purposes of the calculation of the Consolidated Secured Leverage Ratio, the Company or its Restricted Subsidiaries may elect, pursuant to an Officers’ Certificate delivered to the Trustee, to treat all or any portion of the commitment under any Indebtedness that is to be secured by such Lien as being incurred at such time and any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

“Consolidated Tax Expense” means, with respect to any Person and its Restricted Subsidiaries for any period, the provision for taxes based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes, foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Indebtedness” means, as of any date determination, an amount equal to the aggregate amount of all outstanding Indebtedness pursuant to clauses (1), (2) and (3) of the definition thereof and, to the extent granted in respect of any such Indebtedness, pursuant to clauses (6) and (8) of the definition thereof, of the Company and its Restricted Subsidiaries on a consolidated basis.

“Corporate Trust Office” means the corporate trust office of the Trustee, which office is, at the date of this Indenture, located at Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware, 19890, Attention: LSB Industries, Administrator, or such other address in the United States as the Trustee may designate from time to time by notice to the Holders or the Company, or the principal corporate trust office in the United States of any successor Trustee (or such other address in the United States as such successor Trustee may designate from time to time by notice to the Holders).

“Credit Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated January 17, 2017, by and among the Company, each of its subsidiaries party thereto, the lenders party thereto and Wells Fargo Capital Finance, LLC, as arranger and administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing (in whole or in part), renewing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an Officers’ Certificate delivered to the Trustee, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 4.06.

“Discharge of ABL Obligations” means “Discharge of ABL Obligations” as defined in the Intercreditor Agreement.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Securities; provided, however, that (a) the Series E Preferred Stock shall not constitute Disqualified Capital Stock and (b) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the first anniversary after the final maturity date of the Securities shall not constitute Disqualified Capital Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Securities under Section 4.06 and Section 4.08; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Securities, including the purchase of any Securities tendered pursuant thereto.

“Domestic Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

“Equity Offering” means a public offering or a private placement of Qualified Capital Stock of the Company by the Company for cash. Notwithstanding the foregoing, the term “Equity Offering” shall not include: (1) any issuance and sale with respect to common stock registered on Form S-4 or Form S-8, (2) any issuance and sale to any Subsidiary of the Company or (3) any public offering or private placement to the extent the net proceeds thereof are designated as Excluded Contributions (as hereinafter defined).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Assets” means the collective reference to:

(1) any fee-owned real property with a Fair Market Value as of the date of this Indenture (or, if later, the date of acquisition thereof by the Company or any Guarantor) equal to or less than $10,000,000 (other than any Issue Date Real Property Collateral);

(2) all leasehold interests in real property;

(3) motor vehicles, airplanes and other assets subject to certificates of title;

(4) except as expressly provided in the Security Documents, letter of credit rights and commercial tort claims;

(5) any governmental licenses or state or local franchises, charters and authorizations to the extent a security interest is prohibited or restricted thereby (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable requirements of law, including pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code);

(6) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party);

(7) any lease, license or agreement or any property subject to such agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(8) any assets to the extent a security interest in such assets would reasonably be expected to result in material adverse tax consequences as reasonably determined in good faith by the Company and certified to the Notes Collateral Agent in writing in the form of an Officers’ Certificate;

(9) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent- to-use trademark application under applicable federal law;

(10) stock and assets of Unrestricted Subsidiaries;

(11) interests in joint ventures and non-wholly owned subsidiaries that cannot be pledged without the consent of third parties after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law;

(12) Capital Stock (i) representing voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary or Pass-Through Foreign Holdco, in each case that is owned by the Company or a Guarantor and (ii) of any Subsidiary of any Foreign Subsidiary or Pass-Through Foreign Holdco described in clause (i);

(13) rolling stock;

(14) with respect to the Notes Priority Collateral, general intangibles (other than (i) equity interests of each limited liability company, limited partnership or other business entity that is a Restricted Subsidiary that is owned by the Company or a Guarantor and (ii) Intercompany Pledged Debt Instruments);

(15) intellectual property; and

(16) assets where the cost or burden of obtaining a security interest therein exceeds the practical benefit to the Securityholder Secured Parties afforded thereby, as reasonably determined in good faith by the Company and certified to the Notes Collateral Agent in writing in the form of an Officers’ Certificate.

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Company acting reasonably and in good faith.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or existing under the laws of the United States, any State thereof of the District of Columbia, and any Subsidiary of such Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date, except with respect to any reports or financial information required to be delivered pursuant to Section 4.02, which shall be prepared in accordance with GAAP as in effect on the date thereof.

“Grantor” means the Company and the Guarantors.

“Guarantee” means a guarantee of the Securities by a Guarantor.

“Guarantee Agreement” means a supplemental indenture to this Indenture, substantially consistent with the form attached this Indenture as Exhibit A, in all material respects, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Securities on the terms provided for in this Indenture.

“Guarantor” means (1) the Restricted Subsidiaries of the Company on the Issue Date and (2) each of the Company’s Restricted Subsidiaries that in the future executes a Guarantee Agreement pursuant to which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Hedging Obligations” means, with respect to any Person, any Interest Swap Obligations and the obligations of such Person under any Commodity Agreement or Currency Agreement.

“Holder” or “Securityholder” means the Person in whose name a Security is registered on the Registrar’s books.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than Obligations described in clauses (1) through (4) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) above that are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8) all net Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(9) all Disqualified Capital Stock issued by such Person and, with respect to any Restricted Subsidiary, any Preferred Stock, with the amount of Indebtedness represented by such Disqualified Capital Stock or Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference, but excluding accrued dividends, if any (or, for any series of Disqualified Capital Stock where the concept of liquidation preference is not applicable, the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Capital Stock, but excluding accrued dividends, if any).

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” shall exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days after the due date therefor.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an investment banking firm, accounting firm or appraisal firm of national standing:

(1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

(2) that, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Initial Securities” means the $400,000,000 aggregate principal amount of Securities issued under this Indenture on the date hereof.

“Intercompany Pledged Debt Instruments” means (i) all right, title and interest of any Grantor in all Indebtedness or other obligations owing to such Grantor by any Affiliate thereof (including any other Grantor) or by any special purpose vehicle formed at the direction of the Company or any of its Subsidiaries, and (ii) all instruments evidencing any such Indebtedness or other obligations owed to such Grantor by any Affiliate thereof (in the case of each of the foregoing clauses (i) and (ii), excluding any such Indebtedness or other obligations that constitute the proceeds of sales or transfers of inventory or accounts receivable by a Grantor to an Affiliate thereof or to any special purpose vehicle formed at the direction of the Company or any of its Subsidiaries), and any distribution of property made on, in respect of or in exchange for any of the foregoing from time to time; provided that Intercompany Pledged Debt Instruments does not include any Excluded Assets.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Issue Date, among the Bank Collateral Agent, the Notes Collateral Agent, the Company and each Guarantor, as it may be amended from time to time in accordance with this Indenture.

“Intercreditor Agreements” means the Amendment No. 1 to Intercreditor Agreement, the Junior Lien Intercreditor Agreement (if executed and delivered) and the Pari Passu and Collateral Agency Agreement (if executed and delivered).

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect advance, loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person; provided that the term “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” means (i) with respect to Moody’s, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent) (or, in each case, if such Rating Agency ceases to rate the Securities for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Issue Date” means the date of original issuance of the Securities.

“Issue Date Real Property Collateral” means “Issue Date Real Property Collateral” as defined in the Security Documents.

“Junior Lien Debt” means any Indebtedness (other than intercompany Indebtedness owing to the Company or any Subsidiary) having Junior Lien Priority relative to the Securities with respect to the Securities Collateral and, other than in the case of Lenders Debt, is not secured by any other assets and, in the case of Indebtedness for borrowed money other than Lenders Debt, has a stated maturity that is at least 90 days longer than the Securities; provided that the authorized representative of the holders of such Indebtedness shall have executed a Junior Lien Intercreditor Agreement.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement to be entered into among the Company, the Guarantors, the Notes Collateral Agent, the authorized representative of the holders of any Other Pari Passu Lien Obligations and the authorized representative of the holders of Junior Lien Debt, as it may be amended from time to time in accordance with this Indenture.

“Junior Lien Priority” means, relative to specified Indebtedness, having junior Lien priority on specified Collateral and subject to the Junior Lien Intercreditor Agreement.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or in any place of payment on the Securities.

“Lenders Debt” means all Obligations and all amounts owing, due or secured under the terms of a Credit Agreement or any Credit Agreement security document, whether now existing or arising hereafter, including all principal, premium, interest, fees, attorneys’ fees, costs, charges, expenses or reimbursement obligations, obligations to post cash collateral in respect of letters of credit, certain cash management services or indemnities in respect thereof, any other indemnities or guarantees, and all other amounts payable under or secured by any Credit Agreement security document (including, in each case, all Obligations thereunder, certain cash management services and all amounts accruing on or after the commencement of any insolvency proceeding relating to any Grantor, or that would have accrued or become due under the terms of the Credit Agreement security document but for the effect of the insolvency proceeding and irrespective of whether a claim for all or any portion of such amounts is allowable or allowed in such insolvency proceeding).

“Lien” means any lien (statutory or otherwise), mortgage or deed of trust, charge, pledge, lien, security interest, assignment, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement and any leases in the nature thereof), real or personal, moveable or immovable, now owned or hereafter acquired; provided, however, that in no event shall an operating lease be deemed to constitute a Lien. A Person will be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

“Market Capitalization” means an amount equal to (a) the total number of issued and outstanding shares of Capital Stock of such Person on the date of the declaration of the relevant dividend multiplied by (b) the arithmetic mean of the closing prices per share of such Capital Stock for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Moody’s” means Moody’s Investors Service, Inc. or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision).

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax-sharing arrangements;

(3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds from such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Note Documents” means the Securities (including Additional Securities), the Guarantees, this Indenture, the Security Documents, the Intercreditor Agreement and any Pari Passu Intercreditor and Collateral Agency Agreement or Junior Lien Intercreditor Agreement.

“Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent appointed and authorized under this Indenture and any successor thereto in such capacity.

“Notes Priority Collateral” means “Notes Priority Collateral” as defined in the Intercreditor Agreement.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Circular” means the Offering Circular dated as of April 19, 2018 related to the offer and sale of the Initial Securities.

“Officer” means the Chairman or Executive Chairman of the Board, the Chief Executive Officer, the President, any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”), the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Other Pari Passu Lien Obligations” means any Indebtedness or other Obligations (including Hedging Obligations) (other than intercompany Indebtedness owing to the Company or any Subsidiary) having Pari Passu Lien Priority relative to the Securities with respect to the Collateral and that is not secured by any other assets and, in the case of Indebtedness for borrowed money, has a stated maturity that is equal to or longer than the Securities; provided that an authorized representative of the holders of such Indebtedness (other than Additional Securities) shall have executed a joinder to the Security Documents and the Intercreditor Agreement and entered into (or executed a joinder to) the Pari Passu Intercreditor and Collateral Agency Agreement.

“Pari Passu Intercreditor and Collateral Agency Agreement” means the Pari Passu Intercreditor and Collateral Agency Agreement as may be entered into among the Company, the Guarantors, the Notes Collateral Agent and the authorized representative of the holders of any Other Pari Passu Lien Obligations, as it may be amended from time to time in accordance with this Indenture.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Intercreditor Agreement and the Pari Passu Intercreditor and Collateral Agency Agreement.

“Pass-Through Foreign Holdco” means any Domestic Subsidiary the sole assets of which are Capital Stock of a Foreign Subsidiary and, if applicable, debt of such Foreign Subsidiary.

“Permitted Collateral Liens” means:

(1) Liens securing the Securities outstanding on the Issue Date, Refinancing Indebtedness with respect to such Securities, the Guarantees relating thereto and any obligations with respect to such Securities, Refinancing Indebtedness and the Guarantees;

(2) Liens existing on the Issue Date (other than Liens specified in clause (1) above or securing Lenders Debt);

(3) Permitted Liens, other than those described in clauses (9), (11) (except to the extent related to the Securities or Other Pari Passu Lien Obligations), (12) or (14) of the definition thereof;

(4) Liens securing any Other Pari Passu Lien Obligations incurred pursuant to Section 4.03; provided, however, that at the time of incurrence of such Other Pari Passu Lien Obligations and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 2.50 to 1.00;

(5) Liens securing any Junior Lien Debt incurred pursuant to Section 4.03; provided, however, that at the time of incurrence of such Junior Lien Debt and after giving pro forma effect thereto, the Consolidated Secured Leverage Ratio would be no greater than 5.00 to 1.00; and

(6) Liens on the Notes Priority Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Notes Priority Collateral.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate into the Company or a Guarantor;

(2) Investments in the Company by any Restricted Subsidiary of the Company;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and not for speculative purposes;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.06 or any other disposition not constituting an Asset Sale;

(8) Investments represented by guarantees that are otherwise permitted under this Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(11) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(12) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(13) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments; and

(14) additional Investments in an aggregate amount, taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding, not to exceed the greater of (x) $40,000,000 and (y) 3.5% of Total Assets (measured at the time of such Investment).

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (A) not delinquent or (B) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(6) [Reserved];

(7) Liens securing Indebtedness incurred pursuant to Section 4.03(b)(4);

(8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9) Liens securing reimbursement obligations with respect to commercial letters of credit that encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations that relate to Indebtedness that is otherwise permitted under this Indenture;

(12) Liens securing Indebtedness under Currency Agreements and Commodity Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with Section 4.03; provided that:

(A) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(B) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under this Indenture;

(15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

(16) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(17) Liens arising from filing Uniform Commercial Code financing statements regarding operating leases entered into by such Person in the ordinary course of business;

(18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

(19) Liens on the Collateral in favor of any collateral agent relating to such collateral agent’s administrative expenses with respect to the Collateral;

(20) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(21) deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens solely on any cash earnest money deposits made by the Company or any Restricted Subsidiary of the Company in connection with any letter of intent or purchase agreement permitted under this Indenture;

(23) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Capital Stock of any joint venture pursuant to the agreement evidencing such joint venture;

(24) Liens on Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(25) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(26) customary Liens granted in favor of a trustee or collateral agent (including the Trustee and the Notes Collateral Agent) to secure fees and other amounts owing to such trustee or collateral agent under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is issued (including this Indenture);

(27) Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets otherwise permitted under this Indenture for so long as such agreements are in effect;

(28) Liens that may arise on inventory or equipment in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than the Company or its Restricted Subsidiaries; and

(29) Liens securing Obligations that do not exceed the greater of (x) $35,000,000 and (y) 3.0% of Total Assets (measured at the time of incurrence).

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof or any other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“principal” of a Security means the principal of the Security plus the premium, if any, payable on the Security that is due or overdue or is to become due at the relevant time.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is incurred within 270 days after such acquisition of such assets and such Indebtedness shall not exceed the purchase price or other cost of such assets.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Capital Stock to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds:

(1) borrowed from such Person or any Subsidiary of such Person; or

(2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan).

Unless otherwise specified, Qualified Capital Stock refers to Qualified Capital Stock of the Company.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Rating Agencies” means:

(1) S&P;

(2) Moody’s; or

(3) if S&P or Moody’s or both shall not make a rating of the Securities publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision), selected by the Company, which shall be substituted for S&P or Moody’s or both, as the case may be.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary U.S. Government securities dealers.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred pursuant to Section 4.03(a) or pursuant to Section 4.03(b)(1), (3), (4), (10), (13) or (17), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the Additional Refinancing Amount); or

(2) create Indebtedness with: (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Securities or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Securities or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (i) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary or (ii) Indebtedness of a Subsidiary that is not a Guarantor that Refinances Indebtedness of the Company or a Guarantor.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the Corporate Trust Office of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who, in each case, shall have direct responsibility for the administration of this Indenture.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividend or making of any distribution (including any payment in connection with any merger or consolidation involving such Person) or similar payments on or in respect of shares of the Company’s Capital Stock to holders of such Capital Stock (other than (A) dividends or distributions payable in Qualified Capital Stock of the Company, (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Qualified Capital Stock of the Company);

(3) the making of any principal payment on, the purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, of any Subordinated Indebtedness of the Company or any Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, in each case due within one year of the date of such payment, purchase, defeasance, redemption, prepayment, decrease or other acquisition or retirement); or

(4) the making of any Investment (other than Permitted Investments).

“Restricted Subsidiary” of any Person means any Subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Investors Ratings Services or any of its successors or assigns that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act (or any successor provision).

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities” or “Security” has the meaning assigned to it in the preamble to this Indenture. The Initial Securities and Additional Securities shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Securities shall include the Initial Securities and any Additional Securities.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Agreement” means that certain Security Agreement, dated as of April 25, 2018, by and among the Company, each of the Grantors under and as defined therein, and the Notes Collateral Agent, as the same may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time.

“Security Documents” means the Security Agreement, security agreements, pledge agreements, mortgages, collateral assignments, deeds of trust, deeds to secure debt and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral in favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties as contemplated by this Indenture.

“Securityholder Secured Parties” means the Trustee, the Notes Collateral Agent, each Holder of Securities and each holder of, or obligee in respect of, any obligations in respect of the Securities outstanding at such time.

“Series B Preferred Stock” means the Company’s 12% cumulative convertible preferred stock, $100 par value and a liquidation preference of $100 per share on 20,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Series D Preferred Stock” means the Company’s 6% cumulative convertible preferred stock, no par value and a liquidation preference of $1.00 per share on 1,000,000 shares issued and outstanding on the Issue Date, convertible, in whole or in part, into shares of the Company’s Common Stock.

“Series E Preferred Stock” means the Company’s 14% cumulative redeemable preferred stock, no par value, issued and outstanding as of the Issue Date (as increased by any dividends thereon that are paid in kind after the Issue Date in accordance with the terms of the certificate of designation in effect on the Issue Date).

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Securities or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa- 77bbbb) as in effect on the date of this Indenture.

“Total Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries as shown on the most recently prepared consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which such balance sheet is available, prepared on a consolidated basis in accordance with GAAP, with such pro forma adjustments for transactions consummated on or prior to or simultaneously with the date of the calculation as are consistent with the pro forma adjustment provisions set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Total Liquidity” means, as of any date of determination, the sum of (a) Unrestricted Cash, less the amount of Net Cash Proceeds generated as of such date by Asset Sales, to the extent such Net Cash Proceeds constitute Unrestricted Cash and have not been applied in accordance with Section 4.06(I)(b) or to make a Net Proceeds Offer in accordance with such covenant; plus (b) the amount available to be borrowed under the asset-based lending facility or other revolving credit facility then in effect under the Credit Agreement (taking into account the amount outstanding and any line-cap, borrowing base or other limitations on borrowing availability), excluding any availability resulting from the temporary reduction of borrowings under the Credit Agreement with the Net Cash Proceeds of one or more Asset Sales in accordance with Section 4.06(II). Total Liquidity will be calculated on a pro forma basis after giving effect to the Restricted Payment (and the related Restricted Payment Offer, if any) in connection with which Total Liquidity is being calculated, including any related borrowings under the Credit Agreement to finance such Restricted Payment or Restricted Payment Offer. If a Restricted Payment Offer is required to be made in connection with the Restricted Payment in connection with which Total Liquidity is being calculated, and the Restricted Payment is proposed to be made prior to the expiration date of such offer, then for purposes of the pro forma calculation of Total Liquidity, it will be assumed that the Tendered Amount with respect to such Restricted Payment Offer is equal to the Maximum Tender Amount (and if such Restricted Payment is proposed to be made after such expiration date, then the actual Tendered Amount may be used for purposes of such calculation).

“Transactions” means, collectively, the issuance and sale of the Securities, the cash tender offer to purchase any and all of the Company’s outstanding 8.50% Senior Secured Notes due 2019 (the “Existing Securities”) commenced on April 16, 2018, the redemption, if any, of all such Existing Securities and corresponding satisfaction and discharge of the indenture governing such Existing Securities, and any other application of proceeds from the issuance and sale of the Securities and, in each case, the payment of fees and expenses related thereto.

“Trustee” means the party named as such in this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

Except as described under Section 4.03, whenever it is necessary to determine whether the Company has complied with any covenant in this Indenture or that a Default or Event of Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount shall be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York or such other jurisdiction as may be applicable or as the context shall require.

“Unrestricted Cash” means, as of any date of determination, the aggregate amount of all cash and Cash Equivalents of the Company and its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company as determined in accordance with GAAP.

“Unrestricted Subsidiary” of any Person means:

(a) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(a) the Company certifies to the Trustee in an Officers’ Certificate that such designation complies with Section 4.04; and

(b) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.04, the portion of the Fair Market Value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation shall be permitted only if such Investment would be permitted at such time under Section 4.04.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(a) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness under Section 4.03(a); and

(b) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the sum of the total of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (2) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

SECTION 1.02 Other Definitions.

Term	Defined in Section
Acceptable Commitment	4.06(4)
Action	11.09(u)
Affiliate Transaction	4.07
Appendix	2.01
Change of Control Offer	4.08(a)
Change of Control Payment	4.08
Change of Control Payment Date	4.08(3)
Company	Preamble
Covenant Defeasance	8.01(b)
Covenant Suspension Event	4.15
Cumulative Credit	4.04(3)
Excluded Contributions	4.04(13)
Existing Securities	1.01
Four Quarter Period	1.01
Group	1.01
Guaranteed Obligations	10.01
incur	4.03(a)
Initial Default	6.01
Initial Lien	4.09(a)
Legal Defeasance	8.01(b)
Maximum Tender Amount	4.04(d)
Mortgage	4.13(b)(1)
Net Proceeds Offer	4.06(c)
Net Proceeds Offer Amount	4.06(c)
Offer Payment Date	4.06(IV)
Offer Period	4.06(IV)
Paying Agent	2.03
Pro Forma Cost Savings	1.01
referent Person	1.01
Registrar	2.03
Replacement Assets	4.06(3)
Restricted Payment Offer	4.04(d)
Restricted Payment Offer Purchase Date	4.04(e)
Reversion Date	4.15
Securities	Preamble
Security Document Order	11.09(r)
Surviving Entity	5.01(b)
Suspended Covenants	4.15
Tendered Amount	4.04(d)
Transaction Date	1.01

SECTION 1.03 Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) “including” means including without limitation;

(e) words in the singular include the plural and words in the plural include the singular;

(f) unsecured Indebtedness shall not be deemed to be subordinate or junior to Secured Indebtedness merely by virtue of its nature as unsecured Indebtedness;

(g) Secured Indebtedness shall not be deemed to be subordinate or junior to any other Secured Indebtedness merely because it has a junior priority with respect to the same collateral;

(h) the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(i) the principal amount of any Preferred Stock shall be (A) the maximum liquidation value of such Preferred Stock or (B) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater; and

(j) all references to the date the Securities were originally issued shall refer to the Issue Date.

Article 2

The Securities

SECTION 2.01 Form and Dating. Additional provisions relating to the Securities are set forth in the Transfer and Exchange Appendix attached hereto (the “Appendix”) which is hereby incorporated in, and expressly made part of, this Indenture. The Securities and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit 1 to the Appendix which is hereby incorporated in, and expressly made a part of, this Indenture. The Securities may have notations, legends or endorsements required by law, stock exchange rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company).

Each Security shall be dated the date of its authentication. The terms of the Securities set forth in the Appendix are part of the terms of this Indenture.

SECTION 2.02 Execution and Authentication. Two Officers shall sign the Securities for the Company by manual or facsimile signature.

If an Officer whose signature is on a Security no longer holds that office at the time the Trustee authenticates the Security, the Security shall be valid nevertheless.

A Security shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Security. The signature shall be conclusive evidence that the Security has been authenticated under this Indenture.

On the Issue Date, the Trustee shall authenticate and deliver $400,000,000 of 9.625% Senior Secured Notes Due 2023 and, at any time and from time to time thereafter, the Trustee shall authenticate and deliver Securities for original issue in an aggregate principal amount specified in such order, in each case upon a written order of the Company signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Company. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of an issuance of Additional Securities pursuant to Section 2.13 after the Issue Date, shall certify that such issuance is in compliance with Section 4.03 and Section 4.09.

The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Securities. Unless limited by the terms of such appointment, an authenticating agent may authenticate Securities whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices.

SECTION 2.03 Registrar and Paying Agent. The Company shall maintain an office or agency where Securities may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency where Securities may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Securities and of their transfer and exchange. The Company may have one or more co-registrars and one or more additional paying agents. The term “Paying Agent” includes any additional paying agent.

The Company shall notify the Trustee of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 7.06. The Company or any Wholly Owned Subsidiary incorporated or organized within the United States of America may act as Paying Agent, Registrar, co-registrar or transfer agent.

The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Securities.

SECTION 2.04 Paying Agent To Hold Money in Trust. Prior to each due date of the principal and interest on any Security, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal and interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that the Paying Agent shall hold in trust for the benefit of Securityholders or the Trustee all money held by the Paying Agent for the payment of principal of or interest on the Securities and shall notify the Trustee of any default by the Company in making any such payment. If the Company or a Subsidiary acts as

Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon complying with this Section, the Paying Agent shall have no further liability for the money delivered to the Trustee.

SECTION 2.05 Securityholder Lists. The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Securityholders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Securityholders.

SECTION 2.06 Transfer and Exchange. The Securities shall be issued in registered form and shall be transferable only upon the surrender of a Security for registration of transfer. When a Security is presented to the Registrar or a co-registrar with a request to register a transfer, the Registrar shall register the transfer as requested if the requirements of this Indenture are met. When Securities are presented to the Registrar or a co-registrar with a request to exchange them for an equal principal amount of Securities of other denominations, the Registrar shall make the exchange as requested if the same requirements are met.

Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of or exemptions from the Securities Act, applicable state securities laws, ERISA (or, in the case of a governmental plan or a church plan (as described in ERISA Sections 3(32) and 3(33), respectively) any substantially similar federal, state or local law), the Code or the Investment Company Act.

SECTION 2.07 Replacement Securities. If a mutilated Security is surrendered to the Registrar or if the Holder of a Security claims that the Security has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall authenticate a replacement Security if the requirements of this Section are met, neither the Company nor the Trustee have notice that the Security has been acquired by a bona fide purchaser and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond or other security sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a Security is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Security.

Every replacement Security is an additional Obligation of the Company.

SECTION 2.08 Outstanding Securities. Securities outstanding at any time are all Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A Security does not cease to be outstanding because the Company or an Affiliate of the Company holds the Security.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced Security is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

If the Paying Agent segregates and holds in trust, in accordance with this Indenture, on a redemption date or maturity date money sufficient to pay all principal, premium, if any, and interest payable on that date with respect to the Securities (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Securities (or portions thereof) cease to be outstanding and interest on them ceases to accrue.

SECTION 2.09 Temporary Securities. Until definitive Securities are ready for delivery, the Company may prepare and the Trustee shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of definitive Securities but may have variations that the Company considers appropriate for temporary Securities. Without unreasonable delay, the Company shall prepare and the Trustee shall, upon receipt of a written order of the Company signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Company, authenticate definitive Securities and deliver them in exchange for temporary Securities.

SECTION 2.10 Cancellation. The Company at any time may deliver Securities to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment or cancellation and shall dispose of such cancelled Securities in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of cancelled Securities shall be delivered to the Company upon written request. The Company may not issue new Securities to replace Securities it has redeemed, paid or delivered to the Trustee for cancellation.

SECTION 2.11 Defaulted Interest. If the Company defaults in a payment of interest on the Securities, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the persons who are Securityholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date in a manner not deemed impractical for the Trustee and shall promptly mail to each Securityholder (with a copy to the Trustee) a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Notwithstanding the foregoing, any interest which is paid prior to the expiration of the 30-day period set forth in Section 6.01(1) shall be paid to Holders as of the Record Date for the Interest Payment Date for which interest has not been paid.

SECTION 2.12 CUSIP Numbers, ISINs, etc. The Company in issuing the Securities may use “CUSIP” numbers, ISINs and “Common Code” numbers (in each case if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers, ISINs and “Common Code” numbers in notices of redemption as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Securities, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall advise the Trustee in writing of any change in any “CUSIP” numbers, ISINs or “Common Code” numbers applicable to the Securities.

SECTION 2.13 Issuance of Additional Securities. After the Issue Date, the Company shall be entitled, subject to its compliance with Section 4.03 and Section 4.09, to issue Additional Securities under this Indenture, which Securities shall have identical terms as the Initial Securities issued on the Issue Date, other than with respect to the date of issuance and issue price. The Securities and the Additional Securities, if any, shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase; provided, however, that in the event that any Additional Securities are not fungible with the Securities for U.S. Federal income tax purposes, such nonfungible Additional Securities, if they are Global Securities, shall be issued with a separate CUSIP or ISIN number so that they are distinguishable from the Securities.

With respect to any Additional Securities, the Company shall set forth in a resolution of the Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Securities to be authenticated and delivered pursuant to this Indenture and the provision of Section 4.03 and Section 4.09 that the Company is relying on to issue such Additional Securities; and

(2) the issue price, the issue date and the CUSIP number of such Additional Securities.

Article 3

Redemption

SECTION 3.01 Notices to Trustee. If the Company elects to redeem Securities pursuant to Section 3.06, it shall notify the Trustee in writing of the redemption date, the principal amount of Securities to be redeemed and the paragraph of the Securities pursuant to which the redemption will occur.

The Company shall give each notice to the Trustee provided for in this Section at least 60 days before the redemption date unless the Trustee consents to a shorter period. Such notice shall contain such information required by Section 3.03 and be accompanied by an Officers’ Certificate and an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein.

SECTION 3.02 Selection of Securities to Be Redeemed. In the event that the Company chooses to redeem less than all of the Securities at any time, selection of the Securities for redemption shall be made by the Trustee upon the Company’s written request either: (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed as notified to the Trustee in writing, or (2) on a pro rata basis, to the extent practicable, by lot or by such method as the Trustee shall deem fair and appropriate (subject to the applicable procedures of the Depository). The Trustee shall make the selection from outstanding Securities not previously called for redemption. The Trustee may select for redemption portions of the principal of Securities that have denominations larger than $2,000. Securities and portions of them the Trustee selects shall be in principal amounts of $2,000 or any greater integral multiple of $1,000 thereof. Provisions of this Indenture that apply to Securities called for redemption also apply to portions of Securities called for redemption. The Trustee shall notify the Company promptly of the Securities or portions of Securities to be redeemed.

SECTION 3.03 Notice of Redemption. Notice of redemption will be sent by the Company not less than 30 nor more than 60 days before the redemption date to each Holder of Securities to be redeemed at its registered address (with a copy to the Trustee) (except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of this Indenture). Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Security redeemed in accordance with provisions of this Indenture.

The notice shall identify the Securities to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price;

(3) any Security that is being redeemed in part, the portion of the principal amount of such Security to be redeemed and that (in the case of Global Securities, to the extent required by the procedures of the Depository) after the redemption date, upon surrender of such Security redeemed in part, the Company shall execute and the Trustee shall authenticate for the Holder (at the Company’s expense) a new Security equal in principal amount to the unredeemed portion of the Security surrendered;

(4) the name and address of the Paying Agent;

(5) that Securities called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) if fewer than all the outstanding Securities are to be redeemed, the identification and principal amounts of the particular Securities to be redeemed;

(7) that, unless the Company defaults in making such redemption payment, interest on Securities (or portion thereof) called for redemption ceases to accrue on and after the redemption date;

(8) the “CUSIP” number, ISIN or “Common Code” number, if any, printed on the Securities being redeemed;

(9) that no representation is made as to the correctness or accuracy of the “CUSIP” number, ISIN, or “Common Code” number, if any, listed in such notice or printed on the Securities; and

(10) if the redemption is subject to one or more conditions precedent, a description of each such condition and, if applicable, a statement that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

At the Company’s request, as set forth in an Officers’ Certificate, the Trustee shall give the notice of redemption in the Company’s name and at the Company’s expense. In such event, the Company shall provide the Trustee with the information required by this Section 3.03.

Any redemption or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

SECTION 3.04 Effect of Notice of Redemption. Once notice of redemption is mailed, unless the related redemption is subject to one or more conditions pursuant to Section 3.03, Securities called for redemption become due and payable on the redemption date and at the redemption price stated in the notice. Upon surrender to the Paying Agent, such Securities shall be paid at the redemption price stated in the notice, plus accrued interest to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date), and such Securities shall be canceled by the Trustee. Failure to give notice or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

SECTION 3.05 Deposit of Redemption Price. Prior to 10:00 a.m. (New York City time) on the redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the redemption price of and accrued interest on all Securities to be redeemed on that date other than Securities or portions of Securities called for redemption which have been delivered by the Company to the Trustee for cancellation.

SECTION 3.06 Optional Redemption.

(a) Except as set forth in Sections 3.06(b), (c) and (d), the Securities are not redeemable before May 1, 2020. On or after May 1, 2020, the Company may redeem the Securities at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee) (except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of this Indenture), at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing on May 1 of the years set forth below:

Year	Percentage
2020	107.219%
2021	103.609%
2022 and thereafter	100.000%

(b) In addition, at any time, or from time to time, on or prior to May 1, 2020, the Company shall be entitled, at its option, to use an amount equal to the net cash proceeds of one or more Equity Offerings to redeem up to 40% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) originally issued under this Indenture at a redemption price of 109.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 60% of the aggregate principal amount of Securities (which includes Additional Securities, if any) originally issued under this Indenture remains outstanding immediately after any such redemption (other than Securities held, directly or indirectly, by the Company or its Affiliates); and

(2) the Company makes such redemption not more than 150 days after the consummation of any such Equity Offering.

(c) If, in connection with a Change of Control Offer in accordance Section 4.08, Holders of not less than 90% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw their Securities in such Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company, as set forth under Section 4.08, purchases all of the Securities validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the Holders (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control to redeem all Securities that remain outstanding following such purchase at a price in cash equal to the Change of Control Payment.

(d) Prior to May 1, 2020, the Company shall be entitled at its option to redeem some or all of the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

SECTION 3.07 Mandatory Redemption; Offer to Purchase; Open Market Purchases.

The Company is not required to make any mandatory redemption or sinking fund payments with respect to the Securities. However, under certain circumstances, the Company may be required to offer to purchase Securities pursuant to Section 4.04, Section 4.06 or Section 4.08. The Company may at any time and from time to time purchase Securities in the open market or otherwise.

Article 4

Covenants

SECTION 4.01 Payment of Securities. The Company shall promptly pay the principal of and interest on the Securities on the dates and in the manner provided in the Securities and in this Indenture. Principal and interest shall be considered paid on the date due if, by 10:00 a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal and interest then due.

The Company shall pay interest on overdue principal at the rate specified therefor in the Securities, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

SECTION 4.02 Reports to Holders. Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission, subject to the next sentence, and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filing of such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in the preceding sentence with the Commission within the time periods required unless the Commission will not accept such a filing. The Company agrees that it shall not take any action for the purpose of causing the Commission not to accept such filings. If, notwithstanding the foregoing, the Commission will not accept such filings for any reason, the Company shall post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the Commission. To the extent any such report or information is not so filed or provided, as applicable, within the time periods specified and such information is subsequently filed or provided, as applicable, the Company will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Article 6 if Holders of at least 25% in principal amount of the then total outstanding Securities have declared the principal, premium, if any, and interest on the Securities to be due and payable and such declaration shall not have been rescinded or canceled prior to such cure. The Trustee shall have no duty to monitor the filings of the Company of such reports with the Commission or the posting of such reports on its website.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, for so long as any Securities remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Delivery of reports, information and documents such as the above to the Trustee is for informational purposes only, and the Trustee’s receipt of any such reports, information or documents shall not constitute actual or constructive notice of any information contained therein or determinable from the information contained therein, including the Company’s compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on an Officers’ Certificate).

SECTION 4.03 Limitation on Incurrence of Additional Indebtedness. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness; provided, however, that the Company or any of its Restricted Subsidiaries that is, or upon such incurrence becomes, a Guarantor may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

(b) The foregoing limitations in Section 4.03(a) shall not apply to:

(1) Indebtedness under the Initial Securities (and excluding any Additional Securities) and the related Guarantees;

(2) Indebtedness incurred pursuant to the Credit Agreement; provided that immediately after giving effect to any such incurrence, the then outstanding aggregate principal amount of all Indebtedness incurred under this clause (2) does not exceed the greater of:

(a) $75,000,000; and

(b) the sum of (i) 85.0% of the book value of the receivables of the Company and its Restricted Subsidiaries plus (ii) 65.0% of the book value of the inventory of the Company and its Restricted Subsidiaries;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1) or (2) of this Section 4.03(b));

(4) Indebtedness represented by Capitalized Lease Obligations, Attributable Debt or Purchase Money Indebtedness of the Company and its Restricted Subsidiaries, not to exceed, together with Refinancing Indebtedness (other than any Additional Refinancing Amount) incurred pursuant to clause (10) below in respect of Indebtedness incurred pursuant to this clause (4) (or in respect of any other such Refinancing Indebtedness), the greater of (i) $35,000,000 and (ii) 3.0% of Total Assets (measured at the time of incurrence) of the Company and its Restricted Subsidiaries;

(5) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk, exchange rate risk or commodity pricing risk;

(6) Indebtedness owed to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided that (A) if as of any date any Person other than the Company or a Restricted Subsidiary of the Company holds any such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting permitted Indebtedness under this clause (6) by the issuer of such Indebtedness; (B) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary shall be deemed to constitute the incurrence of such Indebtedness by the obligor thereon; (C) if the Company or any Guarantor is the obligor on such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor (except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Company and its Subsidiaries or for similar or related purposes), such Indebtedness shall be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Securities and the Guarantees;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished promptly upon the Company’s or any Restricted Subsidiary’s obtaining knowledge of its incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

(9) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued under the Credit Agreement, for so long as such letter of credit or bank guarantee has not been terminated and such Indebtedness is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Indenture;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or other obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

(13) Indebtedness of the Company or any of its Restricted Subsidiaries that is, or upon such incurrence becomes, a Guarantor and that is incurred to finance any acquisition, merger, consolidation or amalgamation, or any Acquired Indebtedness; provided, however, in each case, that on the date of the underlying acquisition and after giving pro forma effect thereto and the incurrence or assumption of such Indebtedness, either (x) the Company would have been entitled to incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would be not less than immediately prior to such acquisition or merger, consolidation or amalgamation;

(14) Indebtedness of the Company or any Restricted Subsidiary, the proceeds of which are promptly deposited to satisfy and discharge the Securities in accordance with Section 8.01(a);

(15) Indebtedness of the Company or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary to current or former officers, directors, managers and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Capital Stock of the Company pursuant to Section 4.04(b)(4); and

(17) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed, together with Refinancing Indebtedness (other than any Additional Refinancing Amount) incurred pursuant to clause (10) above in respect of Indebtedness incurred pursuant to this clause (17) (or in respect of any other such Refinancing Indebtedness), the greater of (x) $35,000,000 and (y) 3.0% of Total Assets (measured at the time of incurrence) (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

(c) For purposes of determining compliance with this Section 4.03, in the event that an item of Indebtedness meets the criteria of more than one of clauses (1) through (17) of Section 4.03(b) above or is entitled to be incurred pursuant Section 4.03(a) above, the Company shall, in its sole discretion, be entitled to divide and classify (or later reclassify) an item of Indebtedness in more than one of the types of Indebtedness described above; provided that all Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under Section 4.03(b)(2) above shall be deemed to have been incurred pursuant to Section 4.03(b)(2) and shall not be reclassified. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of this Section 4.03.

(d) The Company shall not, and shall not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Securities or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(e) For purposes of determining compliance with any U.S. dollar restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness shall be the U.S. Dollar Equivalent determined on the date of the incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars shall be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness incurred in the same currency as the Indebtedness being Refinanced shall be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness shall be determined in accordance with the preceding sentence, and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess shall be determined on the date such Refinancing Indebtedness is incurred.

(f) Notwithstanding any other provision of this Section 4.03, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may incur pursuant to this Section 4.03 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies.

(g) With respect to any Other Pari Passu Lien Obligations or Junior Lien Debt incurred by the Company or any Guarantor, the Other Pari Passu Intercreditor and Collateral Agency Agreement or Junior Lien Intercreditor Agreement, as applicable, will have terms substantially consistent in all material respects with the descriptions thereof contained in the “Description of Notes” section of the Offering Circular under “—Other Pari Passu Lien Obligations” or “—Junior Lien Debt,” as applicable. In addition, the credit agreement, indenture or other definitive documentation with respect to any Other Pari Passu Lien Obligations (other than Additional Securities), will contain a provision substantially to the effect that the holders of such Other Pari Passu Lien Obligations, by their acceptance of the Other Pari Passu Lien Obligations, agree to be bound by the Other Pari Passu Intercreditor and Collateral Agency Agreement, and shall be deemed to have instructed their representative to enter into and otherwise appoint the Notes Collateral Agent to act on their behalf in respect of the Pari Passu Intercreditor and Collateral Agency Agreement.

SECTION 4.04 Limitation on Restricted Payments. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make a Restricted Payment if at the time of such Restricted Payment or immediately after giving effect thereto:

(1) a Default or an Event of Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not able to incur at least $1.00 of additional Indebtedness under Section 4.03(a); or

(3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the Fair Market Value of such property) shall exceed the sum of, without duplication (such sum, the “Cumulative Credit”):

(a) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company beginning with the first full fiscal quarter after the Issue Date occurs (treating such period as a single accounting period) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment; plus

(b) without duplication of any amounts included in Section 4.04(b)(4), 100% of the aggregate net cash proceeds received by the Company since immediately after the Issue Date from the issue or sale of Qualified Capital Stock of the Company or cash contributed to the capital of the Company (in each case other than proceeds of sales of Qualified Capital Stock to, or contributions received from, any Restricted Subsidiaries of the Company) to the extent such net cash proceeds or cash do not constitute Excluded Contributions; plus

(c) the amount by which the principal amount of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness owing to the Company or any Restricted Subsidiary) is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the initial issuance, incurrence or sale of such Indebtedness (excluding net cash proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(d) without duplication, the sum of (i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments, (ii) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company), (iii) the aggregate amount of dividends or other distributions or payments received in cash from any Unrestricted Subsidiary; and (iv) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of such Subsidiary.

(b) Notwithstanding the foregoing, the provisions set forth in Section 4.04(a) shall not prohibit:

(1) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of such dividend or giving of the redemption notice, if the dividend or redemption would have been permitted on the date of declaration or redemption notice;

(2) the acquisition of any shares of Capital Stock of the Company, either (A) solely in exchange for shares of Qualified Capital Stock of the Company or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the acquisition of any Subordinated Indebtedness either (A) solely in exchange for shares of Qualified Capital Stock of the Company, or (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (i) shares of Qualified Capital Stock of the Company or (ii) Refinancing Indebtedness;

(4) repurchases by the Company of Capital Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the Board of Directors of the Company, in an aggregate amount not to exceed $5,000,000 in any calendar year (with unused amounts in any calendar year being carried over to the next two immediate succeeding calendar years subject to a maximum of $15,000,000 in any calendar year); provided that such amount in any calendar year may be increased by an amount not to exceed the sum of (A) 100% of the net cash proceeds from the sale of Qualified Capital Stock of the Company to officers, directors and employees of the Company and its Subsidiaries that occurs after the Issue Date to the extent such net cash proceeds do not constitute Excluded Contributions and do not increase the Cumulative Credit, plus (B) the cash proceeds of key man life insurance policies received by the Company or its Subsidiaries after the Issue Date; provided, further, that cancellation of Indebtedness owing to the Company or any of its Restricted Subsidiaries from any future, current or former officers, directors and employees (or any permitted transferees thereof) of the Company or any of its Subsidiaries, in connection with a repurchase of Capital Stock of the Company from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 4.04;

(5) payments of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants, (ii) the conversion or exchange of Capital Stock or (iii) stock dividends, splits or combinations or business combinations;

(6) other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (6) not to exceed the greater of (x) $25,000,000 and (y) 2.0% of Total Assets (measured at the time of payment);

(7) so long as no Default or Event of Default shall have occurred and be continuing, the making of any Restricted Payments if, at the time of making such payments, and after giving effect thereto (including the incurrence of any Indebtedness permitted to be incurred pursuant to Section 4.03 to finance such payment), the Company’s Consolidated Leverage Ratio would not exceed 3.00 to 1.00;

(8) the declaration and payments of dividends on Disqualified Capital Stock or any class or series of Preferred Stock of a Restricted Subsidiary, in each case permitted under Section 4.03;

(9) repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options;

(10) in the event of a Change of Control, and if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Company or any Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness, plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Securities as a result of such Change of Control and has repurchased all Securities validly tendered and not withdrawn in connection with such Change of Control Offer;

(11) payments of intercompany Subordinated Indebtedness either (A) owed to the Company or any Guarantor or (B) so long as no Default or Event of Default shall have occurred and be continuing (or would otherwise result therefrom), owed to any other Restricted Subsidiary, the incurrence of which was permitted under Section 4.03(b)(6);

(12) the declaration and payments of dividends on shares of Series B Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 12% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, and shares of Series D Preferred Stock outstanding on the Issue Date, up to an amount not to exceed 6% per annum of the liquidation preference of such shares issued and outstanding at the time of the declaration of such dividend, in an aggregate amount not to exceed $300,000 in any calendar year (with unused amounts in any calendar year being carried over to the next two immediate succeeding calendar years subject to a maximum of $900,000 in any calendar year); provided, that at the time of declaration and the payment of such dividend, no Default or Event of Default shall have occurred and be continuing or result therefrom;

(13) Restricted Payments in an amount not to exceed 100% of the net cash proceeds from the sale of Qualified Capital Stock of the Company or cash contributed to the capital of the Company (in each case other than sales of Capital Stock to, or contributions received from, any Restricted Subsidiaries of the Company) that occurs after the Issue Date to the extent promptly designated as Excluded Contributions pursuant to an Officers’ Certificate (“Excluded Contributions”);

(14) the purchase, redemption or other acquisition or retirement for value of, or the declaration and payment of dividends on, shares of Series E Preferred Stock outstanding on the Issue Date; provided, that (A) at the time of such purchase, redemption or other acquisition or retirement for value or declaration and payment of such dividend, (i) Total Liquidity is at least $65,000,000 and (ii) no Default or Event of Default shall have occurred and be continuing or result therefrom; (B) the Company makes a Restricted Payment Offer in connection with such purchase, redemption or other acquisition or retirement for value or declaration and payment of such dividend pursuant to the provisions described below and (C) such repurchase, redemption, or other acquisition or retirement for value, or the declaration and payment of such dividend, and the related Restricted Payment Offer, are not financed with the proceeds of any Indebtedness (i) incurred pursuant to Section 4.03(b)(4) or (ii) secured by a Lien incurred pursuant to clause (29) of the definition of Permitted Liens; and

(15) the declaration and payment of dividends on the Capital Stock of the Company pursuant to a publicly announced regular dividend policy of the Company in an amount not to exceed in any fiscal quarter the greater of (a) $3,000,000 and (b) so long as the Company’s Capital Stock is traded on a nationally recognized stock exchange, 1.25% of the Company’s Market Capitalization (determined at the time of declaration thereof).

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date to calculate the Cumulative Credit, amounts expended pursuant to clauses (2) through (15) of this Section 4.04(b), shall be excluded from such calculation.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.04, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) of Section 4.04(b) or is entitled to be incurred pursuant to Section 4.04(a), the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date of its payment or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.04 or the definition of “Permitted Investment”.

(d) Prior to declaring or making any Restricted Payment in reliance on clause (14) of Section 4.04(b), the Company shall commence an offer to repurchase (a “Restricted Payment Offer”) an aggregate principal amount of the Securities (the “Maximum Tender Amount”) equal to the amount of such Restricted Payment. Each Restricted Payment Offer will have a settlement date not more than 30 Business Days from the date of commencement of such Restricted Payment Offer. Each Restricted Payment Offer shall be made to all Holders at a purchase price in cash equal to the lesser of (1) 103% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of purchase and (2) the then-current redemption price (which includes, for avoidance of doubt, accrued and unpaid interest, if any, to, but not including, the redemption date) pursuant to Section 3.06(a), assuming such redemption were to occur on the settlement date of the applicable Restricted Payment Offer (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). For avoidance of doubt, if the Securities could not be redeemed pursuant to Section 3.06(a) on the settlement date of the applicable Restricted Payment Offer, the applicable Restricted Payment Offer will be made to all Holders at a purchase price in cash equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. After making such offer, the Company will then be permitted to make the proposed Restricted Payment in an amount equal to the Maximum Tender Amount. After making the proposed Restricted Payment relating to such Restricted Payment Offer, the Company will not be permitted to withdraw or terminate such offer, and will be required to repurchase all Securities validly tendered (and not validly withdrawn) pursuant to such offer. With respect to each Restricted Payment Offer, each Holder will have the right to tender any and all of its

Securities, or to decline to tender any Securities pursuant thereto, subject to pro ration as provided below only in the event that the aggregate principal amount of all Securities validly tendered in the Restricted Payment Offer and not validly withdrawn prior to the expiration thereof (the “Tendered Amount”) exceeds the Maximum Tender Amount. In the event that the Tendered Amount is less than the Maximum Tender Amount, an amount in cash equal to the difference between the Maximum Tender Amount and the Tendered Amount will be deemed to be “Declined Amounts.” Any Declined Amounts may be retained by the Company and used for any purpose not otherwise prohibited by this Indenture, including the making of Restricted Payments, at any time or from time to time, in reliance on Section 4.04(b)(14) to the extent otherwise permitted under this Indenture. For the avoidance of doubt, the Company will not be required to make a Restricted Payment Offer in connection with any Restricted Payment to the extent such Restricted Payment is proposed to be made with Declined Amounts (however, if such Restricted Payment is to be made in reliance on Section 4.04(b)(14), the Company would need to meet the requirements of clause (A) of the proviso to Section 4.04(b)(14) at the time of the making of such Restricted Payment).

Example: The Company proposes to declare or make a Restricted Payment equal to $10,000,000 in reliance on clause (14) of Section 4.04(b) on a date on or about the first anniversary of the Issue Date. Prior to declaring or making such Restricted Payment, the Company shall commence a Restricted Payment Offer to all Holders on a pro rata basis to repurchase $10,000,000 in aggregate principal amount of the Securities at a price in cash equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of purchase. Upon the commencement of such Restricted Payment Offer, the Company shall be permitted to make the proposed Restricted Payment in the amount of $10,000,000 (to the extent otherwise permitted under this Indenture). In the event that only $7,000,000 in aggregate principal amount of the Securities are tendered for repurchase (resulting in $3,000,000 of Declined Amounts), then upon such repurchase, the Company will be permitted to make an additional $3,000,000 of Restricted Payments to the extent otherwise permitted under this Indenture. The Company will be permitted to use such Declined Amounts to make a Restricted Payment pursuant to clause (14) of Section 4.04(b) without first making a Restricted Payment Offer (but must meet the requirements of clause (A) of the proviso to clause (14) of Section 4.04(b) at the time such Restricted Payment is made).

(e) Subject to applicable procedures of the Depository in the case of global notes, Holders electing to have a Security purchased pursuant to a Restricted Payment Offer will be required to surrender the Security, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent or tender agent appointed for such purpose at the address specified in the notice prior to the close of business on the third Business Day prior to the date the Securities are proposed to be purchased (the “Restricted Payment Offer Purchase Date”).

(f) If more Securities are tendered pursuant to a Restricted Payment Offer than the Company is required to purchase, selection of the Securities for purchase will be made by the Paying Agent or tender agent appointed for such purpose either:

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Securities are listed; or

(2) on a pro rata basis (subject to applicable procedures of the Depository).

(g) No Securities of a principal amount of $2,000 or less shall be purchased in part. Notice of a Restricted Payment Offer will be sent to each Holder of record at such Holder’s registered address at least 30 but not more than 60 days before the Restricted Payment Offer Purchase Date (other than as may be required by law), with a copy to the Trustee, which notice shall include, among other things:

(1) the amount and purpose of the proposed Restricted Payment, the provision of this Indenture pursuant to which such payment is proposed to be made and the amount of the Restricted Payment Offer;

(2) that such Holder has the right to require the Company to purchase a pro rata portion of such Holder’s Securities on the Restricted Payment Offer Purchase Date at a purchase price in cash equal to 103% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, such purchase date (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date); and

(3) the instructions, as determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Securities purchased.

(h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Securities pursuant to a Restricted Payment Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by virtue thereof.

(i) Securities repurchased by the Company pursuant to a Restricted Payment Offer will have the status of Securities issued but not outstanding or will be retired and canceled at the option of the Company.

SECTION 4.05 Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other Obligation owed to the Company or any other Restricted Subsidiary of the Company; or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law, rule, regulation or order;

(b) this Indenture, the Securities and the Guarantee;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(f) the Credit Agreement, the Security Documents and the Intercreditor Agreement, in each case in effect on the Issue Date;

(g) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(h) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein);

(i) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in any of clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e) or (g);

(j) restrictions on cash, Cash Equivalents or other deposits or net worth imposed under contracts entered into in the ordinary course of business, including such restrictions imposed by customers or insurance, surety or bonding companies;

(k) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(l) provisions contained in any license, permit or other accreditation with a regulatory authority entered into in the ordinary course of business;

(m) purchase money obligations, mortgage financings and Capitalized Lease Obligations that impose restrictions on the property acquired or financed of the nature described in clause (3) of this Section 4.05;

(n) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(o) encumbrances and restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary of the Company or the ability of the Company or such Restricted Subsidiary to realize such value, or materially affect the Company’s ability to make anticipated principal or interest payments on the Securities, in each case, as determined by the Company in good faith; and

(p) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) of this Section 4.05 imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (o) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive as a whole with respect to such dividend and other payment restrictions than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 4.06 Limitation on Asset Sales. (I)(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, and/or Cash Equivalents and is received at the time of such disposition; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Securities or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets or are otherwise extinguished by the transferee in connection with such Asset Sale and for which the Company or such Restricted Subsidiary has been validly released by all creditors in writing;

(b) any securities, notes or other Obligations or assets received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of such cash or Cash Equivalents received) within 180 days following the closing of such Asset Sale; and

(c) any Designated Non-Cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $15,000,000 and (y) 1.25% of Total Assets (measured at the time of the receipt of such Designated Non-Cash Consideration) (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall, in each case, be deemed to be cash for purposes of this clause (2); and

(3) without limitation of the provisions described in Section 4.13, to the extent that any consideration received, directly or indirectly, by the Company or any Guarantor in such Asset Sale consists of assets that constitute Notes Priority Collateral, such assets are added to the Notes Priority Collateral as promptly as practicable using commercially reasonable efforts, and in any event within 120 days of their acquisition.

(b) Upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof:

(1) to the extent such Net Cash Proceeds are from Asset Sales of ABL Priority Collateral, to reduce Indebtedness under the Credit Agreement or any other Indebtedness of the Company or a Guarantor that, in each case, is secured by a Lien on the ABL Priority Collateral that is prior to the Lien on the ABL Priority Collateral in favor of the Holders, in each case other than Indebtedness owed to the Company or a Subsidiary of the Company;

(2) to make one or more offers to the Holders (and, at the option of the Company, the holders of Other Pari Passu Lien Obligations) to purchase Securities (and such Other Pari Passu Lien Obligations) pursuant to and subject to the conditions contained in this Indenture as further described below; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to this clause (2), the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; provided further that if the Company or such Restricted Subsidiary shall so reduce any Other Pari Passu Lien Obligations, the Company will equally and ratably reduce Indebtedness under the Securities by making an offer to all Holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of the Securities, such offer to be conducted in accordance with the procedures set forth below for a Net Proceeds Offer but without any further limitation in amount;

(3) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); provided that, without limitation of the provisions described in Section 4.13, any such Replacement Assets, including the assets of any Person that becomes a Guarantor as a result of such transactions, acquired with Net Cash Proceeds from an Asset Sale of Notes Priority Collateral are added to the Notes Priority Collateral as promptly as practicable using commercially reasonable efforts, and in any event within 120 days of their acquisition; or

(4) to the extent such Net Cash Proceeds are from Asset Sales of assets that do not constitute Collateral, to permanently reduce Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Company, a Guarantor or a Restricted Subsidiary;

provided that, in the case of Section 4.06(I)(b)(3), if and to the extent that, within 365 days after the Asset Sale that generated the Net Cash Proceeds, the Company or any Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to consummate any such investment (an “Acceptable Commitment”) and such investment is thereafter completed within 180 days after such 365-day period, the Company and its Restricted Subsidiaries shall be deemed to have complied with Section 4.06(I)(b)(3);

provided further that if any Acceptable Commitment is later cancelled or terminated for any reason before such Net Cash Proceeds are applied, then such Net Cash Proceeds shall constitute a part of the Net Proceeds Offer Amount.

(c) If the aggregate amount of Net Cash Proceeds that have not been applied as permitted in clauses (1), (2), (3) and (4) of Section 4.06(I)(b) on or before the 366th day (or, if extended in accordance with the proviso in the preceding paragraph, the 546th day) after an Asset Sale (including any such Net Cash Proceeds that have not been applied from a prior Asset Sale) equals or exceeds $30,000,000 (such Net Cash Proceeds, the “Net Proceeds Offer Amount”), then such 366th day (or, if extended in accordance with the fourth proviso in Section 4.06(I)(b), such 546th day) shall constitute a “Net Proceeds Offer Trigger Date”. Within 10 Business Days of any Net Proceeds Offer Trigger Date, the Company shall make an offer (the “Net Proceeds Offer”) to all Holders and, to the extent required by the terms of any Other Pari Passu Lien Obligations, to all holders of such Other Pari Passu Lien Obligations, to purchase the maximum aggregate principal amount of the Securities and any such Other Pari Passu Lien Obligations that may be purchased out of the Net Proceeds Offer Amount at an offer price in cash in an amount equal to 100% of the principal amount of the Securities and Other Pari Passu Lien Obligations, in each case, plus accrued and unpaid interest, if any, to, but not including, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in this Indenture or the agreements governing the Other Pari Passu Lien Obligations, as applicable, on a date not less than 30 nor more than 60 days following the date such offer is made (or such longer period as may be required to comply with the provisions in Section 4.06(I)(d)), from all Holders (and holders of any such Other Pari Passu Lien Obligations) on a pro rata basis but in round denominations, which in the case of the Securities will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof.

(d) Each Net Proceeds Offer shall be mailed to the record Holders as shown on the register of Holders, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Securities in whole or in part in minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000 thereof in exchange for cash. To the extent Holders properly tender Securities and holders of Other Pari Passu Lien Obligations properly tender such Other Pari Passu Lien Obligations in an amount exceeding the Net Proceeds Offer Amount, the tendered Securities and Other Pari Passu Lien Obligations will be purchased on a pro rata basis based on the aggregate amounts of Securities and Other Pari Passu Lien Obligations tendered (and the Trustee shall select the tendered Securities of tendering Holders on a pro rata basis based on the amount of the Securities tendered or as may otherwise be provided by applicable procedures of the Depository). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by this Indenture. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds subject to this Section 4.06 will be reset at zero.

(II) Pending the final application of Net Cash Proceeds pursuant to this Section 4.06, the Company may temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility.

(III) For the purposes of this Section 4.06, any sale by the Company or a Restricted Subsidiary of the Capital Stock of a Restricted Subsidiary that owns assets constituting Non-ABL Priority Collateral or ABL Priority Collateral shall be deemed to be a sale of such Non-ABL Priority Collateral or ABL Priority Collateral (or, in the event of a Restricted

Subsidiary that owns assets that include any combination of Non-ABL Priority Collateral and ABL Priority Collateral, a separate sale of each of such Non-ABL Priority Collateral and ABL Priority Collateral). In the event of any such sale (or a sale of assets that includes any combination of Non-ABL Priority Collateral and ABL Priority Collateral), the proceeds received by the Company and the Restricted Subsidiaries in respect of such sale shall be allocated to the Non-ABL Priority Collateral and ABL Priority Collateral as described in the Intercreditor Agreement.

(IV) (1) Not later than the date upon which a copy of a Net Proceeds Offer is delivered to the Trustee as provided in Section 4.06(I)(d), the Company shall deliver to the Trustee an Officers’ Certificate as to (A) the Net Proceeds Offer Amount, including information as to any Other Pari Passu Lien Obligations included in the Net Proceeds Offer, (B) the allocation of the Net Cash Proceeds from the Asset Sale pursuant to which such Net Proceeds Offer is being made and (C) the compliance of such allocation with the provisions of Section 4.06(I). On such date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust) an amount equal to the Net Proceeds Offer Amount to be held for payment in accordance with the provisions of this Section 4.06(IV). If the Net Proceeds Offer includes Other Pari Passu Lien Obligations, the deposit described in the preceding sentence may be reduced accordingly by a corresponding deposit made with any other paying agent in respect of such Other Pari Passu Lien Obligations as necessary or appropriate. Upon the expiration of the period for which the Net Proceeds Offer remains open, as described in Section 4.06(I)(d) (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Securities or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the date required by the applicable Net Proceeds Offer (such date, the “Offer Payment Date”), mail or deliver payment (or cause the delivery of payment) to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Securities delivered by the Company to the Trustee is less than the Net Proceeds Offer Amount applicable to the Securities, the Trustee shall deliver the excess to the Company upon its written request immediately after the expiration of the Offer Period for application in accordance with this Section 4.06.

(2) Holders electing to have a Security purchased shall be required to surrender the Security subject to applicable procedures of the Depository, with an appropriate form duly completed, to the Company at the address specified in the notice at least three Business Days prior to the Offer Payment Date. Subject to applicable procedures of the Depository, Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Offer Payment Date, a telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased. Holders whose Securities are purchased only in part shall be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered.

(3) At the time the Company delivers Securities to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Securities are to be accepted by the Company pursuant to and in accordance with the terms of this Section. A Security shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent, mails or delivers payment therefor to the surrendering Holder.

(V) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.06, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.06 by virtue thereof.

SECTION 4.07 Limitation on Transactions with Affiliates. (a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates involving aggregate payments or other property with a Fair Market Value in excess of $5,000,000 (each, an “Affiliate Transaction”), other than (1) Affiliate Transactions permitted under Section 4.07(b) and (2) Affiliate Transactions on terms that are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $10,000,000 shall be approved by a majority of the non-employee directors of the Board of Directors of the Company disinterested with respect to such Affiliate Transaction, such approval to be evidenced by a Board Resolution stating that such disinterested non-employee directors have in good faith determined that such transaction complies with the foregoing provisions.

(b) The restrictions set forth in Section 4.07(a) shall not apply to:

(1) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions between or among the Company and any of its Restricted Subsidiaries or between or among Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4) Permitted Investments and Restricted Payments permitted by this Indenture;

(5) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(6) loans or advances to employees, but in any event not to exceed $5,000,000 in the aggregate outstanding at any time;

(7) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(8) transactions with customers, clients, vendors, suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business (including pursuant to joint venture agreements);

(9) the issuance or sale of any Qualified Capital Stock of the Company;

(10) any transaction on arm’s-length terms with any non-Affiliate that becomes an Affiliate as a result of such transactions; and

(11) any transaction with respect to which, prior to the consummation thereof, the Company or the relevant Restricted Subsidiary obtains a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and delivers the same to the Trustee.

SECTION 4.08 Change of Control. (a) Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) (such amount, the “Change of Control Payment”).

(b) Within 30 days following the date upon which the Change of Control occurred (unless the Company has previously or concurrently mailed a redemption notice with respect to all outstanding pursuant to Section 3.06), the Company shall send a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder’s Securities at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts regarding such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law) (the “Change of Control Payment Date”); and

(4) the instructions, as determined by the Company, consistent with this Section 4.08, that a Holder must follow in order to have its Securities purchased.

(c) Holders electing to have a Security purchased pursuant to a Change of Control Offer shall be required to surrender the Security, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date. Purchases of Global Securities will be effected through the applicable procedures of the Depository. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than one Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Security which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Security purchased.

(d) On the Change of Control Payment Date, all Securities purchased by the Company under this Section shall be delivered by the Company to the Trustee for cancellation, and the Company shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e) Notwithstanding the foregoing provisions of this Section, the Company shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Securities validly tendered and not withdrawn under such Change of Control Offer.

(f) A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Securities pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.08, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.08 by virtue thereof.

SECTION 4.09 Limitation on Liens. (a) The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (“Initial Lien”) of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom other than:

(1) in the case of the Notes Priority Collateral, any Initial Lien that is a Permitted Collateral Lien;

(2) in the case of the ABL Priority Collateral, any Initial Lien (a) securing Indebtedness incurred pursuant to Section 4.03(b)(2) if the Securities and the Guarantees are secured on a second-priority basis by such ABL Priority Collateral or (b) that is a Permitted Lien (other than a Permitted Lien pursuant to clause (29) of the definition thereof); and

(3) in the case of any other asset or property, any Initial Lien (a) if the Securities and the Guarantees are equally and ratably secured with (or on a senior basis to, in the case such Initial Lien secures any Subordinated Indebtedness) the obligations secured by such Initial Lien or (b) that is a Permitted Lien.

(b) Any Lien created for the benefit of the Holders of Securities pursuant to Section 4.09(a)(2) or (3) will be automatically and unconditionally released and discharged upon the release and discharge of each Initial Lien to which it relates, which release and discharge in the case of any sale of any asset or property shall not affect any Lien that the Notes Collateral Agent may have on the proceeds from such sale.

(c) Any reference to a Permitted Collateral Lien or a Permitted Lien is not intended to subordinate or postpone, and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien in favor of the Notes Collateral Agent in respect of the Notes Priority Collateral or the ABL Priority Collateral.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest or fees, any accretion of accreted value, any amortization of original issue discount, any payment of interest in the form of additional Indebtedness containing the same terms or in the form of Qualified Capital Stock of the Company, any payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class or any accretion of original issue discount or liquidation preference and any increase in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.10 Future Guarantors. The Company shall not permit any of its Wholly Owned Subsidiaries that is organized in the United States or any State thereof or the District of Columbia (other than a Pass-Through Foreign Holdco), directly or indirectly, by way of the pledge of any intercompany note or otherwise, to incur any Indebtedness or assume, guarantee or in any other manner become liable with respect to Indebtedness of the Company or any Guarantor, including under the Credit Agreement, unless such Restricted Subsidiary is a Guarantor or contemporaneously executes and delivers to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary shall guarantee payment of the Securities on a senior secured basis on the same terms and conditions as those set forth in this Indenture and applicable to the other Guarantors, and the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all applicable conditions and covenants contained in this Indenture have been complied with and an Opinion of Counsel that such Guarantee Agreement has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Notwithstanding the foregoing, any such Guarantee by a Wholly Owned Subsidiary of the Securities shall provide by its terms that it shall be automatically and unconditionally released and discharged, as described under Article 10 of this Indenture.

SECTION 4.11 Compliance Certificate. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company an Officers’ Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Company is taking or proposes to take with respect thereto.

SECTION 4.12 Information Regarding Collateral. (a) The Company shall furnish to the Notes Collateral Agent, with respect to the Company or any Guarantor, written notice within 35 days of any change in such Person’s (i) organizational name, (ii) jurisdiction of organization or formation, (iii) identity or organizational structure or (iv) to the extent that such Person is organized or owns mortgaged property in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement for such jurisdiction, organizational identification number. The Company and the Guarantors shall agree to make all filings under the Uniform Commercial Code or equivalent statutes or otherwise that are required by applicable law in order for the Notes Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(b) The Company shall (i) furnish to the Trustee and the Notes Collateral Agent prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding and (ii) ensure that the net proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of the Security Documents.

SECTION 4.13 Further Assurances and After-Acquired Property. (a) Subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), the Company and the Guarantors shall execute any and all further documents, financing statements, agreements and instruments, and take all further action that may be required under applicable law, or that the Notes Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents in the Collateral. Subject to the applicable limitations set forth in the Security Documents and this Indenture (including with respect to Excluded Assets), if the Company or a Guarantor acquires property that is not automatically subject to a perfected security interest under the Security Documents and such property constitutes or would constitute Collateral (including any asset of the Company or a Guarantor that becomes Collateral subsequent to the Issue Date as a result of such asset ceasing to be an Excluded Asset) or an entity becomes a Guarantor, then the Company or such Guarantor shall, within 120 days after acquisition or after such entity becomes a Guarantor, or 120 days after the date such asset ceases to be an Excluded Asset, provide a security interest over such property (or, in the case of a new Guarantor, its assets that would constitute Collateral under the Security Documents) in favor of the Notes Collateral Agent and deliver certain joinder agreements or supplements as required by this Indenture and the Security Documents. Notwithstanding the foregoing, until the Discharge of ABL Obligations, the Company and the Guarantors shall only be required to comply with the foregoing requirements with respect to any ABL Priority Collateral to the extent that such ABL Priority Collateral is concurrently being pledged to secure the obligations under the Lenders Debt.

(b) In addition, the Company and the Guarantors shall:

(1) on or before the date that is 120 days after the Issue Date, deliver to the Notes Collateral Agent (A) counterparts of a mortgage, deed of trust or similar instrument (each a “Mortgage”) with respect to all Issue Date Real Property Collateral, duly executed and delivered by the Company or the Guarantor, as applicable, which owns such real property, (B) a policy or policies of title insurance (or fully committed pro forma therefor) issued by a nationally recognized title insurance company insuring the Lien of such mortgage as a valid and enforceable Lien on a first-priority basis on the mortgaged property described therein, free of any other Liens except Permitted Collateral Liens, together with customary endorsements, coinsurance and reinsurance, (C) if such mortgaged property is located in an area determined by the Federal Emergency Management Agency to have special flood hazards, evidence of such flood insurance as may be required under applicable law, including Regulation H of the Board of Governors, and (D) such surveys, abstracts, appraisals, legal opinions and other documents as necessary (or the Notes Collateral Agent may reasonably request) with respect to any such mortgage or mortgaged property;

(2) on or before the date that is 120 days after the Issue Date, deliver to the Notes Collateral Agent control agreements and related pledge agreements in respect of deposit accounts and securities accounts (if any) required pursuant to the Security Documents; and

(3) on or before the date that is 120 days after the Issue Date, amend the limited liability company agreements of each limited liability company that is a Guarantor to address treatment of the relevant membership interests under Article 8 of the Uniform Commercial Code and to provide for a pledgee to become a member of such limited liability company without member consent upon exercise of the pledge.

(c) Upon satisfaction of its covenants under either clause (a) or (b) above in respect of any Guarantor or after-acquired property, the Company shall deliver to the Trustee and Notes Collateral Agent an Officers’ Certificate to such effect.

SECTION 4.14 Further Instruments and Acts. As necessary (or upon request of the Trustee), the Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture at the Company’s expense.

SECTION 4.15 Covenant Suspension. If on any date following the Issue Date, (i) the Securities have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture then, beginning on that day (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the covenants specifically listed in the following sections will not be applicable to the Securities (collectively, the “Suspended Covenants”):

(1) Section 4.03;

(2) Section 4.04;

(3) Section 4.05;

(4) Section 4.06;

(5) Section 4.07;

(6) Section 4.10; and

(7) Section 5.01(a)(2).

If and while the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants, the Securities will be entitled to substantially less covenant protection. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Securities below an Investment Grade Rating, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under this Indenture with respect to future events. The period of time between the Covenant Suspension Event and the Reversion Date is referred to in this description as the “Suspension Period”. The Company will provide the Trustee with written notice of each Covenant Suspension Event or Reversion Date within five Business Days of the occurrence thereof. The Trustee will have no duty to monitor or provide notice to the Holders of the Securities of any Covenant Suspension Event or Reversion Date.

On each Reversion Date, all Indebtedness incurred or issued during the Suspension Period will be classified as having been incurred or issued pursuant to Section 4.03(a) or one of the clauses set forth in Section 4.03(b) (to the extent such Indebtedness would be permitted to be incurred or issued thereunder as of the Reversion Date and after giving effect to Indebtedness incurred or issued prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be incurred or issued pursuant to Section 4.03(a) or Section 4.03(b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under Section 4.03(b)(3).

Calculations made after the Reversion Date of the amount available to be made as Restricted Payments pursuant to Section 4.04 will be made as though Section 4.04 had been in effect since the Issue Date and prior to, but not during, the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.04(a). No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with the covenant set forth under Section 4.04 as if such covenant were in effect during such period. During the Suspension Period, any reference in the definition of “Unrestricted Subsidiary” to Section 4.03 or any provision thereof shall be construed as if such covenant had remained in effect since the Issue Date and during the Suspension Period. In addition, for purposes of Section 4.07, all agreements and arrangements entered into by the Company or any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered into pursuant to Section 4.07(b)(3), and for purposes of Section 4.05, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such covenant will be deemed to have been entered into pursuant to Section 4.05(3)(e).

No Default or Event of Default will be deemed to have occurred on the Reversion Date as a result of any actions taken by the Company or its Restricted Subsidiaries during the Suspension Period.

For purposes of Section 4.06, on the Reversion Date, the unutilized Net Cash Proceeds amount will be reset to zero.

Article 5

Surviving Entity

SECTION 5.01 Merger, Consolidation and Sale of All or Substantially All Assets. (a) The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) to any Person unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition all or substantially all of the Company’s assets (the “Surviving Entity”) (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and (ii) shall expressly assume, by supplemental indenture or other documents or instruments, executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Securities and the performance of every covenant of the Securities and this Indenture on the part of the Company to be performed or observed, and all obligations of the Company under the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any) and the Junior Lien Intercreditor Agreement (if any);

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (x) shall be able to incur at least $1.00 of additional Indebtedness pursuant to Section 4.03(a) or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would be not less than immediately prior to such transaction and the assumption contemplated by clause (1)(b)(ii) above;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

(4) the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or other documents or instruments are required in connection with such transaction, such supplemental indenture, documents or instruments, as applicable, have been duly authorized, executed and delivered are legal, valid and binding agreements enforceable against the Surviving Entity, comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied;

(5) to the extent any assets of the Person that is consolidated with or merged with or into the Surviving Entity are assets of the type that would constitute Collateral under the Security Documents, the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Indenture and the Security Documents; and

(6) the Collateral owned by or transferred to the Surviving Entity shall: (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties and (c) not be subject to any Lien other than Permitted Collateral Liens or Permitted Liens, as the case may be, and other Liens permitted under Section 4.09.

For purposes of this Section 5.01, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (2) and (3), the Company may merge with an Affiliate that is a Person that has no material assets or liabilities and that was organized solely for the purpose of reorganizing the Company in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company is not increased thereby.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with this Section 5.01 in which the Company is not the surviving or continuing corporation, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, the Security Documents and the Securities with the same effect as if such Surviving Entity had been named as such.

(b) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with Section 4.06) shall not, and the Company shall not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of such Guarantor’s assets to any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture or other documents or instruments all of the obligations of the Guarantor on the Guarantee and the applicable Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any) and the Junior Lien Intercreditor Agreement (if any);

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) to the extent any assets of the Person that is consolidated with or merged with or into such entity are assets of the type that would constitute Collateral under the Security Documents, such entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by this Indenture and the Security Documents;

(5) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that (x) such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture or any other documents or instruments are required in connection with such transaction, such supplemental indenture, documents or instruments, as applicable, (i) have been duly authorized, executed and delivered, (ii) are legal, valid and binding agreements, enforceable against such entity and (iii) comply with the applicable provisions of this Indenture, and (y) that all conditions precedent in this Indenture relating to such transactions have been satisfied; and

(6) the Collateral owned by or transferred to such entity shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties and (c) not be subject to any Lien other than Permitted Liens and other Liens permitted under Section 4.09.

Subject to certain limitations described in this Indenture, such entity will succeed to, and be substituted for, such Guarantor under this Indenture, the Security Documents, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement, if any, and such Guarantor’s Guarantee.

Notwithstanding the foregoing clause (3), any Guarantor may merge with an Affiliate that is a Person that has no material assets or liabilities and that was organized solely for the purpose of reorganizing the Guarantor in another jurisdiction in the United States, any State thereof or the District of Columbia so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

Article 6

Defaults and Remedies

SECTION 6.01 Events of Default. Each of the following events is an “Event of Default”:

(1) the failure to pay interest on any Security when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Security, when such principal becomes due and payable, at maturity, upon redemption, upon declaration of acceleration or otherwise (including the failure to make a payment to purchase Securities tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) the failure by the Company to comply with Section 5.01;

(4) the failure by the Company or any Guarantor to comply for 60 days after written notice with its other covenants or agreements contained in this Indenture, the Security Documents, the Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement or Junior Lien Intercreditor Agreement (other than a default referred to in clauses (1) through (3) above);

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company, any Guarantor or any Significant Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) or that has been accelerated, aggregates $35,000,000 or more at any time;

(6) one or more judgments or decrees for the payment of money in an aggregate amount in excess of $35,000,000 (net of any amounts that are covered by insurance issued by a reputable and creditworthy insurance company) shall have been rendered against the Company, any Guarantor or any Significant Subsidiary of the Company and such judgments or decrees remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) the Company, any Guarantor or any Significant Subsidiary of the Company pursuant to or within the meaning of any Bankruptcy Law:

(a) commences a voluntary case;

(b) consents to the entry of an order for relief against it in an involuntary case;

(c) consents to the appointment of a Custodian of it or for any substantial part of its property; or

(d) makes a general assignment for the benefit of its creditors; or takes any comparable action under any foreign laws relating to insolvency;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a) is for relief against the Company, any Guarantor or any Significant Subsidiary of the Company in an involuntary case;

(b) appoints a Custodian of the Company, any Guarantor or any Significant Subsidiary of the Company or for any substantial part of its property; or

(c) orders the winding up or liquidation of the Company, the Guarantor or any Significant Subsidiary of the Company;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days;

(9) any Guarantee by any Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Guarantee), is declared to be null and void and unenforceable by any final and non-appealable judgment or decree, or any Guarantor that is a Significant Subsidiary denies or disaffirms its liability under its Guarantee; or

(10) with respect to Collateral individually or in the aggregate, having a fair market value in excess of $35,000,000, (a) any of the Security Documents ceases to be in full force and effect, (b) any of the Security Documents ceases to give the Holders of Securities the Liens purported to be created thereby with the priority contemplated thereby, or (c) any of the Security Documents is declared null and void or the Company or any Guarantor that is a Significant Subsidiary denies in writing that it has any further liability under any Security Document or gives written notice to such effect (in each case (i) other than in accordance with the terms of this Indenture, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any), the Junior Lien Intercreditor Agreement (if any) and the Security Documents or (ii) unless waived by the requisite lenders under the Credit Agreement if, after that waiver, the Company is in compliance with Section 4.13 and Article 11), except to the extent that any loss of perfection or priority results from the failure of the Notes Collateral Agent or the Bank Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents.

A Default under clause (4) above will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of outstanding Securities, with a copy to the Trustee, notify the Company of the Default and the Company does not cure such Default within the time specified in clause (4) above after receipt of such notice.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal or state law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver an Officers’ Certificate to a Responsible Officer of the Trustee promptly upon any such Officers obtaining knowledge of any Default or Event of Default (provided that such Officers shall provide such certification at least annually whether or not such Officers have obtained knowledge of any Default or Event of Default as provided in Section 4.11) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof and such notice shall state that it is a notice of Default or Event of Default.

In the event of any Event of Default specified in clause (5) above, such Event of Default and all consequences thereof will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of the Securities, if prior to 30 days after such Event of Default arose, the Company delivers an Officers’ Certificate to the Trustee stating that (a) the Indebtedness that is the basis for such Event of Default has been discharged or (b) the requisite amount of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (c) the default that is the basis for such Event of Default has otherwise been cured. If a Default for a failure to report or failure to deliver a required certificate in connection with another Default (the “Initial Default”) occurs, then, at the time such Initial Default is cured, the Default that resulted solely because of that Initial Default will also be cured without any further action.

SECTION 6.02 Acceleration. If an Event of Default (other than an Event of Default specified in Section 6.01(7) or (8) with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Securities may declare the principal of and accrued interest on all the Securities to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “Notice of Acceleration” and the same shall become immediately due and payable. If an Event of Default specified in Section 6.01(7) or (8) with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Securities shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. At any time after a declaration of acceleration with respect to the Securities as described above, the Holders of a majority in principal amount of the outstanding Securities may rescind and cancel such declaration and its consequences:

(a) if the rescission would not conflict with any judgment or decree;

(b) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of such acceleration;

(c) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(d) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, indemnities, disbursements and advances; and

(e) in the event of the cure or waiver of an Event of Default of the type described in Section 6.01(5), the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.03 Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of or interest on the Securities or to enforce the performance of any provision of the Securities or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Securities or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 6.04 Waiver of Past Defaults. The Holders of a majority in principal amount of the outstanding Securities may waive any existing Default or Event of Default under this Indenture, and its consequences, except a Default in the payment of the principal of or interest on any Security. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

SECTION 6.05 Control by Majority. The Holders of a majority in principal amount of the outstanding Securities may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee and the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, as applicable. However, the Trustee and the Notes Collateral Agent may refuse to follow any direction that conflicts with law or this Indenture, the Securities and the Security Documents or, subject to Section 7.01, that the Trustee or the Notes Collateral Agent determines is unduly prejudicial to the rights of other Holders or would involve the Trustee or the Notes Collateral Agent, as applicable in personal liability; provided, however, that the Trustee and the Notes Collateral Agent, as applicable may take any other action deemed proper by the Trustee or the Notes Collateral Agent, as applicable that is not inconsistent with such direction. Prior to taking any action under this Indenture at the direction of the Holders, the Trustee or the Notes Collateral Agent shall be entitled to security or indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

SECTION 6.06 Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to this Indenture or the Securities unless:

(1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the outstanding Securities make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the outstanding Securities do not give the Trustee a direction inconsistent with the request during such 60-day period.

Notwithstanding the foregoing, in no event may any Holder enforce any Lien of the Notes Collateral Agent pursuant to the Security Documents.

SECTION 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of and interest on the Securities held by such Holder, on or after the respective due dates expressed in the Securities, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

SECTION 6.08 Collection Suit by Trustee. If an Event of Default specified in Section 6.01(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 7.06.

SECTION 6.09 Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.06 or Section 11.09. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Securities may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10 Priorities. Subject to the terms of the Security Documents and the Intercreditor Agreement and Pari Passu Intercreditor and Collateral Agency Agreement (if any) with respect to any proceeds of Collateral, including in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, if the Trustee or Notes Collateral Agent collects any money or property pursuant to this Article 6, it shall pay out the money or property, together with other amounts held by the Trustee under this Indenture, in the following order:

FIRST: to the Trustee for amounts due under Section 7.06 and to the Notes Collateral Agent for the amounts due under Section 11.09 or under any Security Document, including without limitation all costs and expenses incurred by, and all indemnity and fee obligations;

SECOND: to Holders for amounts due and unpaid on the Securities for principal, premium and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Securities for principal and interest, respectively; and

THIRD: to the Company, or to the extent the Trustee collects any amount for any Guarantor, to such Guarantor, or as a court of competent jurisdiction may otherwise direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

SECTION 6.11 Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Securities.

SECTION 6.12 Waiver of Stay or Extension Laws. The Company (to the extent it may lawfully do so) shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Article 7

Trustee

SECTION 7.01 Duties of Trustee. (a) During the existence of an Event of Default, of which a Responsible Officer of the Trustee has actual knowledge or has received written notice thereof, the Trustee shall exercise such rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee shall perform only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which are specifically required to be furnished to the Trustee pursuant to this Indenture, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liability for its own gross negligent action, its own gross negligent failure to act or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee unless it is proved that the Trustee was grossly negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and Section 7.02.

(e) The Trustee shall not be liable for interest or investment income on any money received by it except as the Trustee may agree in writing with the Company.

(f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

SECTION 7.02 Rights of Trustee. (a) The Trustee may conclusively rely on any document believed by it to be genuine and to have been signed or presented by the proper person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on the Officers’ Certificate or Opinion of Counsel.

(c) The Trustee may act through agents and shall not be responsible for the misconduct or gross negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided, however, that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) The Trustee may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Indenture and the Securities shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in reliance upon the advice or opinion of such counsel.

(f) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Securities at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(h) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the Holders of not less than a majority in principal amount of the Securities as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.

(i) Any action taken, or omitted to be taken, by the Trustee in good faith pursuant to this Indenture upon the request or authority or consent of any person who, at the time of making such request or giving such authority or consent, is the holder of any Security shall be conclusive and binding upon future holders of Securities and upon Securities executed and delivered in exchange therefor or in place thereof.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) The Trustee shall not be responsible or liable for punitive, special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of actions.

(l) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.

(m) Any permissive right of the Trustee to take or refrain from taking actions enumerated in this Indenture or other Note Documents shall not be construed as a duty.

(n) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; loss or malfunction of utilities, computer (hardware or software) or communication services; accidents; labor disputes; and acts of civil or military authorities and governmental action.

(o) Neither the Trustee nor any of its directors, officers, employees, agents or affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company or any Guarantor, or any of their respective directors, members, officers, agents, affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or any Guarantor or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.

(p) If any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively and without liability rely on its failure to receive such notice as reason to act as if no such event occurred.

(q) In the event that the Trustee is also acting as Registrar or Paying Agent, the rights, privileges, immunities and protections, including without limitation, its right to be indemnified, afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Registrar or Paying Agent.

(r) The Trustee shall have no duty to inquire, no duty to determine and no duty to monitor as to the performance of the Company’s covenants in this Indenture or the financial performance of the Company; the Trustee shall be entitled to assume, until it has received written notice in accordance with this Indenture, that the Company is properly performing its duties hereunder.

(s) The Trustee shall not be responsible or liable for the environmental condition or any contamination of any property secured by any mortgage or deed of trust or for any diminution in value of any such property as a result of any contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant. The Trustee shall not be liable for any claims by or on behalf of the Holders or any other person or entity arising from contamination of the property by any hazardous substance, hazardous material, pollutant or contaminant, and shall have no duty or obligation to assess the environmental condition of any such property or with respect to compliance of any such property under state or federal laws pertaining to the transport, storage, treatment or disposal of, hazardous substances, hazardous materials, pollutants, or contaminants or regulations, permits or licenses issued under such laws.

(u) The Trustee shall be under no obligation to effect or maintain insurance or to renew any policies of insurance or to inquire as to the sufficiency of any policies of insurance carried by the Company or any Guarantor, or to report, or make or file claims or proof of loss for, any loss or damage insured against or that may occur, or to keep itself informed or advised as to the payment of any taxes or assessments, or to require any such payment to be made.

SECTION 7.03 Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Securities and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with Section 7.08 and Section 7.09.

SECTION 7.04 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Securities, the Security Documents or the Intercreditor Agreement, any Pari Passu Intercreditor and Collateral Agency Agreement and any Junior Lien Intercreditor Agreement, and it shall not be accountable for the Company’s use of the proceeds from the Securities or of any money paid to the Company at the Company’s direction pursuant to the provisions of this Indenture, it shall not be responsible for the use or application of any money received by any agent other than the Trustee, and it shall not be responsible for any statement or recital in this Indenture or in any document issued in connection with the sale of the Securities or in the Securities other than the Trustee’s certificate of authentication.

SECTION 7.05 Notice of Defaults. If a Default occurs, is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall mail to each Securityholder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Security, the Trustee may withhold the notice if and so long as a Responsible Officer in good faith determines that withholding the notice is not opposed to the interests of the Securityholders. The Trustee shall not be deemed to know of any Default unless a Responsible Officer has actual knowledge thereof or unless written notice of any event which is such a Default is received by the Trustee at its Corporate Trust Office and such notice references this Indenture and the Securities and states that it is a notice of Default or Event of Default.

SECTION 7.06 Compensation and Indemnity. The Company and the Guarantors, jointly and severally, shall pay to the Trustee from time to time compensation for its services. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall promptly reimburse the Trustee upon request for reasonable all disbursements, fees, costs, and out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and fees, expenses, disbursements and advances of the Trustee’s agents, counsel, accountants and experts. The Company and the Guarantors, jointly and severally, shall indemnify the Trustee and hold the Trustee harmless against any and all obligations, penalties, actions, claims judgments, suits, costs, claims, loss, damages, liability (including environmental liability) or expense (including reasonable, out-of-pocket attorneys’ fees, expenses and disbursements) or reasonable disbursements of any kind incurred by it in connection with the administration of this trust and the performance of its duties hereunder and including the costs of defending itself against any claim (whether asserted by the Company, any Guarantor, and Holders or any other Person) and including those incurred with respect to enforcement of its right to indemnity hereunder. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee may have separate counsel in each relevant jurisdiction and the Company shall pay the fees, disbursements and expenses of such counsel. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s own willful misconduct, gross negligence or bad faith, as determined by the final judgment of a court of competent jurisdiction, no longer subject to appeal or review.

To secure the Company’s payment obligations in this Section, the Trustee shall have a lien prior to the Securities on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Securities.

The Company’s payment obligations pursuant to this Section shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in Section 6.01(7) or (8) with respect to the Company, the expenses are intended to constitute expenses of administration under the Bankruptcy Law.

SECTION 7.07 Replacement of Trustee. The Trustee may resign at any time by so notifying the Company. The Holders of a majority in principal amount of the outstanding Securities may remove the Trustee by so notifying the Trustee in writing and may appoint a successor Trustee. The Company shall remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged bankrupt or insolvent;

(3) a receiver or other public officer takes charge of the Trustee or its property; or

(4) the Trustee otherwise becomes incapable of acting.

If the Trustee resigns, is removed by the Company or by the Holders of a majority in principal amount of the outstanding Securities and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Securityholders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.06.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% in principal amount of the outstanding Securities may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee fails to comply with Section 7.09, any Securityholder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Notwithstanding the replacement of the Trustee pursuant to this Section, the Company’s obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

SECTION 7.08 Successor Trustee by Merger. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another corporation or banking association, the resulting, surviving or transferee corporation without any further act shall be the successor Trustee.

In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Indenture any of the Securities shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such Securities so authenticated; and in case at that time any of the Securities shall not have been authenticated, any successor to the Trustee may authenticate such Securities either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Securities or in this Indenture provided that the certificate of the Trustee shall have.

SECTION 7.09 Eligibility; Disqualification. There will at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100,000,000 as set forth in its most recent published annual report of condition. The Trustee will be permitted to engage in other transactions with the Company or any Restricted Subsidiary; provided if it acquires any conflicting interest as defined in the TIA, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee (if this Indenture has been qualified under the TIA) or resign.

SECTION 7.10 Security Documents; Intercreditor Agreements. (a) By their acceptance of the Securities, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Intercreditor Agreement and the Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed after the Issue Date. Each Holder of Securities, by its acceptance of a Security, consents to the subordination of Liens provided for in the Intercreditor Agreement, and agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreement or any other Security Document, the Trustee and the Notes Collateral Agent each shall have all the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Article 8

Discharge of Indenture; Defeasance

SECTION 8.01 Discharge of Liability on Securities; Defeasance. (a) This Indenture and the Security Documents shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Securities, as expressly provided for in this Indenture) as to all outstanding Securities when:

(1) either:

(a) all the Securities theretofore authenticated and delivered (except lost, stolen or destroyed Securities that have been replaced or paid and Securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Securities not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Securities to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under this Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b) Subject to Section 8.01(c) and Section 8.02, the Company may, at its option and at any time, elect to have (1) all of its obligations and the obligations of the Guarantors under the Securities and this Indenture discharged with respect to the outstanding Securities (“Legal Defeasance”) or (2) the obligations of the Company under Section 4.02, Section 4.03, Section 4.04, Section 4.05, Section 4.06, Section 4.07, Section 4.08, Section 4.09, Section 4.10, and Section 4.11 and the operation of Section 6.01(4), Section 6.01(6), Section 6.01(7), Section 6.01(8) and Section 6.01(9) (but, in the case of Section 6.01(7) and (8), with respect only to Significant Subsidiaries and Guarantors) and the limitations contained in Section 5.01(a)(2) (“Covenant Defeasance”). The Company may exercise Legal Defeasance notwithstanding its prior exercise of Covenant Defeasance.

If the Company exercises Legal Defeasance, payment of the Securities may not be accelerated because of an Event of Default with respect thereto. If the Company exercises Covenant Defeasance, payment of the Securities may not be accelerated because of an Event of Default specified in Section 6.01(4), Section 6.01(6), Section 6.01(7), Section 6.01(8) and Section 6.01(9) (but, in the case of Section 6.01(8) and (9), with respect only to Significant Subsidiaries and Guarantors) or because of the failure of the Company to comply with Section 5.01(a)(2). If the Company exercises Legal Defeasance or Covenant Defeasance, each Guarantor, if any, shall be released from all its obligations with respect to its Guarantee.

Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(c) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Section 2.03, Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 2.08, Section 7.06, Section 7.07, Section 7.08 and in this Article 8 and Section 11.09 shall survive until the Securities have been paid in full. Thereafter, the Company’s obligations in Sections Section 7.06, Section 8.04 and Section 8.05 and Section 11.09 shall survive.

SECTION 8.02 Conditions to Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. Government obligations, or a combination thereof, in such amounts as shall be sufficient without consideration of reinvestment, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Securities on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under this Indenture (other than a Default or an Event of Default resulting from the incurrence of Indebtedness to be applied to such deposit and the grant of any Lien securing such Indebtedness) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Securities not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Before or after a deposit, the Company may make arrangements satisfactory to the Trustee for the redemption of Securities at a future date in accordance with Article 3.

SECTION 8.03 Application of Trust Money. The Trustee shall hold in trust money or U.S. Government Obligations deposited with it pursuant to this Article 8. It shall apply the deposited money and the money from U.S. Government Obligations through the Paying Agent and in accordance with this Indenture and the Intercreditor Agreement to the payment of principal of and interest on the Securities.

SECTION 8.04 Repayment to Company. The Trustee and the Paying Agent shall promptly turn over to the Company upon written request any excess money or securities held by them at any time.

Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal or interest that remains unclaimed for two years, and, thereafter, Securityholders entitled to the money must look to the Company for payment as general creditors.

SECTION 8.05 Indemnity for Government Obligations. The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against deposited U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations.

SECTION 8.06 Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with this Article 8 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and each Guarantor’s obligations under this Indenture, the Securities and each Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to this Article 8 until such time as the Trustee or Paying Agent is permitted to apply all such money or U.S. Government Obligations in accordance with this Article 8; provided, however, that, if the Company has made any payment of interest on or principal of any Securities because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Securities to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

Article 9

Amendments

SECTION 9.01 Without Consent of Holders. From time to time, the Company, the Guarantors, the Trustee and the Notes Collateral Agent, without the consent of the Holders, may amend the Note Documents for certain specified purposes, including:

(1) to cure ambiguities, omissions, defects, inconsistencies or mistakes;

(2) to provide for the assumption by a successor Person of the obligations of the Company or any Guarantor under this Indenture;

(3) to provide for uncertificated Securities in addition to or in place of certificated Securities (provided that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Securities are described in Section 163(f)(2)(B) of the Code);

(4) to add Guarantees with respect to the Securities, including any Guarantee, or to secure the Securities or a Guarantee;

(5) to add to the covenants of the Company or any Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Guarantor;

(6) to make any change that does not adversely affect the rights of any Holder as certified to the Trustee by the Company in an Officers’ Certificate;

(7) to comply with any requirements of the Commission in connection with the qualification of this Indenture under the TIA, if applicable;

(8) to conform the text of this Indenture, the Securities or any Guarantee to any provision of the “Description of Notes” to the extent that such provision in the “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Securities or such Guarantee (as evidenced by an Officers’ Certificate delivered to the Trustee);

(9) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Securities; provided, however, that (A) compliance with this Indenture as so amended would not result in Securities being transferred in violation of the Securities Act or any other applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Securities; or

(10) to release Collateral from the Lien or any Guarantor from its Guarantee, in each case pursuant to this Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by this Indenture, the Security Documents or the Intercreditor Agreement.

The Intercreditor Agreement may be amended from time to time with the consent of certain parties thereto. In addition, the Intercreditor Agreement may be amended from time to time at the sole request and expense of the Company, and without the consent of any Holder of Securities, the Trustee or the Notes Collateral Agent,

(1) (A) to add other parties (or any authorized agent or representative thereof or trustee therefor) holding Other Pari Passu Lien Obligations that are incurred in compliance with, and that are secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens under the Intercreditor Agreement) by, the Credit Agreement, this Indenture and the Security Documents, (B) to establish that the Liens on any Notes Priority Collateral securing such Other Pari Passu Lien Obligations shall be equal in priority under the Intercreditor Agreement with the Liens on such Notes Priority Collateral securing the Obligations under this Indenture and the Securities and senior to the Liens on such Notes Priority Collateral securing any Obligations under the Credit Agreement and other Lenders Debt, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any ABL Priority Collateral securing such Other Pari Passu Lien Obligations shall be equal in priority (to the extent required by the terms of such Other Pari Passu Lien Obligations) under the Intercreditor Agreement with the Liens on such ABL Priority Collateral securing the Obligations under this Indenture and the Securities and junior and subordinated to the Liens on such ABL Priority Collateral securing any Obligations under the Credit Agreement and other Lenders Debt, all on the terms provided for in the Intercreditor Agreement as in effect immediately prior to such amendment, and

(2) (A) to add other parties (or any authorized agent or representative thereof or trustee therefor) holding Indebtedness that is incurred in compliance with, and that is secured solely by Liens permitted (in respect of their existence and the priority accorded to such Liens under the Intercreditor Agreement) by, this Indenture, the Credit Agreement and the Security Documents, (B) to establish that the Liens on any ABL Priority Collateral securing such Indebtedness shall be equal in priority under the Intercreditor Agreement with the Liens on such ABL Priority Collateral securing the Obligations under the Credit Agreement and senior to the Liens on such ABL Priority Collateral securing any Obligations under this Indenture and the Securities and to any Other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment and (C) to establish that the Liens on any Notes Priority Collateral securing such Indebtedness shall be equal in priority under the Intercreditor Agreement with the Liens on such Notes Priority Collateral securing the Obligations under the Credit Agreement and other Lenders Debt and junior and subordinated to the Liens on such Notes Priority Collateral securing any Obligations under this Indenture and the Securities and to any Other Pari Passu Lien Obligations, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment.

(3) Any such additional party and the Notes Collateral Agent shall be entitled to conclusively rely upon an Officers’ Certificate delivered by the Company certifying that such Other Pari Passu Lien Obligations or Indebtedness, as the case may be, were issued or borrowed in compliance with this Indenture and the Security Documents.

After an amendment under this Section becomes effective, the Company shall send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of such amendment.

SECTION 9.02 With Consent of Holders. The Company, the Guarantors and the Trustee and Notes Collateral Agent may amend the Note Documents with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (including consents obtained in connection with a tender offer or exchange for such Securities) and any past default or compliance with any provisions may also be waived with the consent of the Holders of at least a majority in principal amount of the Securities then outstanding (other than a default in the payment of principal, premium or interest). However, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the principal amount of Securities whose Holders must consent to an amendment;

(2) reduce the rate of or change the time for payment of interest;

(3) reduce the principal of or change the fixed maturity of any Securities;

(4) change the date on which any Securities may be subject to redemption or reduce the redemption price pursuant to Article 3 or paragraph 5 of the reverse side of the Securities;

(5) make any Security payable in money other than that stated in the Security;

(6) make any change in Section 6.04 or Section 6.07 or the second sentence of this Section;

(7) after the Company’s obligation to purchase Securities arises under this Indenture, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or, after such Change of Control has occurred, modify any of the provisions or definitions with respect thereto;

(8) subordinate the Securities or any Guarantee to any other Indebtedness of the Company or any Guarantor in a manner that adversely affects the Holders; or

(9) release any Guarantor that is a Significant Subsidiary (or any group of Restricted Subsidiaries that together would constitute a Significant Subsidiary) from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture.

In addition, without the consent of the Holders of at least two-thirds in principal amount of the Securities then outstanding, no amendment, supplement or waiver may (x) make any change in the provisions of the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any), the Junior Lien Intercreditor Agreement (if any), this Indenture or any Security Document relating to the application of proceeds of the Collateral, in a manner that adversely affects the Holders as certified to the Trustee by the Company in an Officers’ Certificate or (y) release all or substantially all of the Collateral from the Liens of the Security Documents.

If Holders of at least two-thirds in principal amount of the Securities then outstanding consent to any release of any Collateral from the Liens of the Security Documents other than a release in accordance with this Indenture, the Intercreditor Agreement, the Pari Passu Intercreditor and Collateral Agency Agreement (if any), the Junior Lien Intercreditor Agreement (if any) and the Security Documents, the Notes Collateral Agent will be entitled to vote the total principal amount of the Securities then outstanding as a block in respect of any vote required for such release under the Security Documents.

The consent of the Holders is not necessary under this Section to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under this Section becomes effective, the Company shall send to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of such amendment.

SECTION 9.03 Revocation and Effect of Consents and Waivers. A consent to an amendment or a waiver by a Holder of a Security shall bind the Holder and every subsequent Holder of that Security or portion of the Security that evidences the same debt as the consenting Holder’s Security, even if notation of the consent or waiver is not made on the Security. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder’s Security or portion of the Security if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Securityholder. An amendment or waiver becomes effective upon the execution of such amendment or waiver by the Trustee or the Notes Collateral Agent, as applicable.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Securityholders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Indenture. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Securityholders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date.

SECTION 9.04 Notation on or Exchange of Securities. If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. The Trustee may place an appropriate notation on the Security regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Security shall issue and the Trustee shall authenticate a new Security that reflects the changed terms. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

SECTION 9.05 Trustee To Sign Amendments, Supplements or Waivers. The Trustee and Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee and Notes Collateral Agent. If it does, the Trustee and Notes Collateral Agent may but need not sign it. In signing any amendment, supplement or waiver, the Trustee and Notes Collateral Agent shall be entitled to receive and shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that (i) the execution of such amendment, supplement or waiver is authorized or permitted by the Note Documents; and (ii) all conditions and covenants precedent in the Note Documents to such execution and delivery have been complied with. Such Opinion of Counsel will also state that such amendment, supplement or waiver is the legal, valid and binding obligation of the Company and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions.

Article 10

Guarantees

SECTION 10.01 Guarantees. Each Guarantor hereby unconditionally and irrevocably guarantees, jointly and severally, to each Holder, the Notes Collateral Agent and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under this Indenture, the Security Documents, the Intercreditor Agreement, the Securities or other Note Document (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor shall remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranteed Obligation.

Each Guarantor waives presentation to, demand of, payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Guarantor waives notice of any default under the Securities or the Guaranteed Obligations. The obligations of each Guarantor hereunder shall not be affected by (1) the failure of any Holder, the Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person (including any Guarantor) under this Indenture, the Securities, the Security Documents, the Intercreditor Agreement or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Securities, the Security Documents, the Intercreditor Agreement or any other agreement; (4) the release of any security held by any Holder, the Notes Collateral Agent or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder, the Notes Collateral Agent or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) except as set forth in Section 10.06, any change in the ownership of such Guarantor.

Each Guarantor further agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

Except as expressly set forth in Section 8.01(b), Section 10.02 and Section 10.06, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder, Notes Collateral Agent or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Securities, the Security Documents, the Intercreditor Agreement or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Guarantor or would otherwise operate as a discharge of such Guarantor as a matter of law or equity.

Each Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder, the Notes Collateral Agent or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder, the Notes Collateral Agent or the Trustee has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders, the Notes Collateral Agent or the Trustee an amount equal to the sum of (A) the unpaid amount of such Guaranteed Obligations, (B) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (C) all other monetary Guaranteed Obligations of the Company to the Holders, the Notes Collateral Agent and the Trustee.

Each Guarantor agrees that, as between it, on the one hand, and the Holders, the Notes Collateral Agent and the Trustee, on the other hand, (i) the maturity of the Guaranteed Obligations hereby may be accelerated as provided in Article 6 for the purposes of such Guarantor’s Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred by the Trustee, the Notes Collateral Agent or any Holder in enforcing any rights under this Section.

SECTION 10.02 Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

SECTION 10.03 Successors and Assigns. This Article 10 shall be binding upon each Guarantor and its successors and assigns and shall enure to the benefit of the successors and assigns of the Trustee, the Notes Collateral Agent and the Holders and, in the event of any transfer or assignment of rights by any Holder, the Notes Collateral Agent or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

SECTION 10.04 No Waiver. Neither a failure nor a delay on the part of any of the Trustee, the Notes Collateral Agent or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee, the Notes Collateral Agent and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

SECTION 10.05 Modification. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

SECTION 10.06 Release of Guarantor. A Guarantor shall be automatically and unconditionally released and discharged from its obligations under this Article 10 (other than any obligation that may have arisen under Section 10.07):

(1) in the event all of the Capital Stock of a Guarantor is sold, disposed of, spun-off or otherwise transferred by the Company, or all or substantially all of the assets of a Guarantor are sold, disposed of or otherwise transferred; provided that such sale or spin-off complies with Section 4.06 and in connection therewith the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions provided for in this Indenture relating to such transaction have been complied with;

(2) upon the designation by the Company of such Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Indenture;

(3) upon the release or discharge of any Guarantee or Indebtedness that resulted in the creation after the Issue Date of the Guarantee pursuant to Section 4.10; or

(4) the Company’s exercise of Legal Defeasance or Covenant Defeasance as described under Article 8 or if the Company’s obligations under this Indenture are discharged in accordance with the terms of this Indenture.

At the request of the Company, together with an Officers’ Certificate and Opinion of Counsel, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

Upon the release of a Guarantor from its Guarantee, such Guarantor will also be automatically and unconditionally released from its obligations under the Security Documents.

SECTION 10.07 Contribution. Each Guarantor that makes a payment under its Guarantee shall be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Article 11

Collateral

SECTION 11.01 Collateral and Security Documents. The due and punctual payment of the principal of and interest on the Securities and the Guarantees when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest on the Securities and the Guarantees and performance of all other Obligations of the Company and the Guarantors to the Securityholder Secured Parties under this Indenture, the Securities, the Guarantees, the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure the Obligations, subject to the terms of the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement. The Trustee, the Company and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Securityholder Secured Parties pursuant to the terms of the Security Documents, the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement. Each Holder, by accepting a Security, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture, the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents, the Intercreditor Agreement, and any Pari Passu Intercreditor and Collateral Agency Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and shall do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 11.01, to assure and confirm to the Notes Collateral Agent the first-priority security interest in the Notes Priority Collateral and the second-priority lien in the ABL Priority Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Securities secured hereby, according to the intent and purposes herein expressed. The Company shall, and shall cause its Subsidiaries to, take any and all actions and make all filings, registrations and recordations (including the filing of Uniform Commercial Code financing statements, continuation statements and amendments thereto) in all such jurisdictions reasonably required to cause the Security Documents to create, perfect and maintain, as security for the Obligations of the Company and the Guarantors to the Securityholder Secured Parties under this Indenture, the Securities, the Guarantees, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor and Collateral Agency Agreement and the Security Documents, a valid and enforceable perfected Lien and security interest in and on all of the Collateral (subject to the terms of the Intercreditor Agreement and the Security Documents), in favor of the Notes Collateral Agent for the benefit of the Securityholder Secured Parties subject to no Liens other than Liens permitted pursuant to this Indenture.

SECTION 11.02 Non-Impairment of Liens. Any release of Collateral permitted by Section 11.03 shall be deemed not to impair the Liens under this Indenture and the Security Documents in contravention thereof.

SECTION 11.03 Release of Collateral. (a) Subject to Section 11.03(b), Collateral may be released from the Lien and security interest created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Pari Passu Intercreditor and Collateral Agency Agreement and this Indenture. Notwithstanding anything to the contrary in any Security Document, the Liens on Collateral securing the Securities shall be automatically and unconditionally released with respect to the relevant Collateral under any one or more of the following circumstances:

(1) upon the sale, disposition or other transfer of such property or assets, including Capital Stock (other than to the Company or a Guarantor) to the extent not prohibited by Section 4.06;

(2) in the case of a Guarantor that is released from its Guarantee, the release of the property and assets of such Guarantor;

(3) with respect to Collateral that is Capital Stock, upon the dissolution or liquidation of the issuer of that Capital Stock that is not prohibited by this Indenture or upon the release of a Guarantor that has pledged such Capital Stock;

(4) pursuant to an amendment, supplement or waiver in accordance with Article 9;

(5) if the Securities have been discharged or defeased pursuant to Article 8; or

(6) upon the payment in full of the principal of, and together with accrued and unpaid interest on, the Securities and all other obligations under this Indenture, the Guarantees and the Security Documents that are then due and payable (other than contingent indemnification obligations that, pursuant to the terms of this Indenture and the Security Documents, survive the termination thereof).

(b) The second-priority Lien on the ABL Priority Collateral securing the Securities and the Guarantees will terminate and be released automatically if the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with a disposition of ABL Priority Collateral permitted under the Credit Agreement and this Indenture, other than (i) in connection with a Discharge of ABL Obligations under the Credit Agreement or (ii) after the occurrence and during the continuance of any Event of Default. Notwithstanding the existence of an Event of Default, the second-priority Liens on the ABL Priority Collateral securing the Securities and the Guarantees shall also terminate and be released automatically to the extent the first-priority Liens on the ABL Priority Collateral are released by the Bank Collateral Agent in connection with an exercise of remedies with respect to ABL Priority Collateral by the Bank Collateral Agent (except with respect to any proceeds of such sale, transfer or disposition that remain after satisfaction in full of the Lenders Debt).

(c) With respect to any release of Collateral permitted by this Section 11.03, upon receipt of a written request from the Company and supported by an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent under this Indenture and the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Passu Intercreditor and Collateral Agency Agreement, if any, to such release have been met and that it is proper for the Trustee or Notes Collateral Agent to execute and deliver the documents requested by the Company in connection with such release, and any necessary or proper instruments of termination, satisfaction or release prepared by the Company, the Trustee or the Notes Collateral Agent, as applicable, shall, execute, deliver or acknowledge (at the Company’s expense) such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officers’ Certificate and Opinion of Counsel, and notwithstanding any term hereof or in any Security Document or in the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officers’ Certificate and Opinion of Counsel.

SECTION 11.04 Suits to Protect the Collateral. (a) Subject to the provisions of Article 7, the Security Documents and the Intercreditor Agreement, the Trustee, without the consent of the Holders, on behalf of the Holders, may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(1) enforce any of the terms of the Security Documents; and

(2) collect and receive any and all amounts payable in respect of the Obligations hereunder.

(b) Subject to the provisions of the Security Documents and the Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 11.04 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

SECTION 11.05 Authorization of Receipt of Funds by the Trustee Under the Security Documents. Subject to the provisions of the Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

SECTION 11.06 Purchaser Protected. In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 11 to be sold be under any obligation to ascertain or inquire into the authority of the Company or the applicable Guarantor to make any such sale or other transfer.

SECTION 11.07 Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 11; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.

SECTION 11.08 Release Upon Termination of the Company’s Obligations. In the event that the Company delivers to the Trustee an Officers’ Certificate certifying that (i) payment in full of the principal of, together with accrued and unpaid interest on, the Securities and all other Obligations under this Indenture, the Securities, the Guarantees and the Security Documents that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid (other than contingent indemnification obligations that, pursuant to the terms of this Indenture and the Security Documents, survive the termination thereof) or (ii) the Company shall have exercised its Legal Defeasance option or its Covenant Defeasance option, in each case in compliance with the provisions of Article 8, and an Opinion of Counsel stating that all conditions precedent to the execution and delivery of such notice by the Trustee have been satisfied, the Trustee shall deliver to the Company and the Notes Collateral Agent a notice stating that the Trustee, on behalf of the Holders, disclaims and gives up any and all rights it has in or to the Collateral (other than with respect to funds held by the Trustee pursuant to Article 8), and any rights it has under the Security Documents, and upon receipt by the Notes Collateral Agent of such notice, the Notes Collateral Agent shall be deemed not to hold a Lien in the Collateral on behalf of the Trustee and shall do or cause to be done all acts reasonably necessary to release such Lien as soon as is reasonably practicable.

SECTION 11.09 Notes Collateral Agent. (a) By accepting a Security, each Holder shall be deemed to have irrevocably appointed the Notes Collateral Agent to act as its agent under the Security Documents, the Intercreditor Agreement, any Junior Lien Intercreditor Agreement and any Pari Passu Intercreditor and Collateral Agency Agreement and to have irrevocably authorized and instructed the Notes Collateral Agent to (i) enter into the Security Documents and the Intercreditor Agreements to which it is a party, whether executed on or after the Issue Date; (ii) make any representations on behalf of the Holders set forth in the Security Documents and the Intercreditor Agreements; (iii) bind the Holders on the terms as set forth in the Security Documents and the Intercreditor Agreements; (iv) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents, the Intercreditor Agreement or other documents to which it is a party, together with any other incidental rights, powers and discretions; and (ii) execute each document expressed to be executed by the Notes Collateral Agent on its behalf, whether executed on or after the Issue Date. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 11.09. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Intercreditor Agreements and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreements, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreements to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreements or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent is authorized and empowered to appoint one or more subagents or co-collateral agents as it deems necessary or appropriate.

(c) The Notes Collateral Agent shall have all the rights and protection provided in the Note Documents as well as the rights and protections afforded to the Trustee in Section 7.01(e) through (g), Section 7.02 and Section 7.06; provided, however, that the Company shall not reimburse any expense or indemnify against any loss, liability or expense incurred by the Notes Collateral Agent through the Notes Collateral Agent’s own willful misconduct or gross negligence or bad faith.

(d) Notwithstanding anything to the contrary in this Indenture or in any Security Document or the Intercreditor Agreements, in no event shall the Notes Collateral Agent, the Trustee, and any of their respective officers, directors, employees, attorneys or agents be responsible or liable for, nor do they make any representation regarding, the existence, genuineness, value or protection of any Collateral, for the legality, validity, enforceability, effectiveness or sufficiency of the Security Documents, for the creation, perfection, priority, sufficiency or protection of any Lien securing the Securities or any defect or deficiency as to any such matters (including the filing of continuation or any Uniform Commercial Code financing or continuations statements or similar documents or instruments).

(e) Subject to the Security Documents, except as directed by the Trustee as required or permitted by this Indenture, the Holders acknowledge that the Notes Collateral Agent shall not be obligated:

(1) to act upon directions purported to be delivered to it by any other Person;

(2) to foreclose upon or otherwise enforce any Lien securing the Securities; or

(3) to take any other action whatsoever with regard to any or all Liens securing the Securities, the Security Documents or the Collateral.

(f) In acting as Notes Collateral Agent, co-collateral agent or sub- collateral agent, the Notes Collateral Agent, each co-collateral agent and each sub- collateral agent may rely upon and enforce each and all of the rights, powers, immunities, indemnities and benefits of the Trustee under Article 7.

(g) Except for such duties and responsibilities expressly set forth in this Indenture or under the Security Documents or Intercreditor Agreements, the Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreements unless it shall first receive such advice or concurrence of the Trustee or the Holders of a majority in aggregate principal amount of the Securities and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Except as otherwise provided in this Indenture, the Intercreditor Agreements or the Security Documents, the Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the Intercreditor Agreements in accordance with a request, direction, instruction or consent of the Trustee or the Holders of a majority in aggregate principal amount of the then outstanding Securities and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(h) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Holders of a majority of the aggregate principal amount of the Securities then outstanding, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreements. The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee or the Holders of a majority in aggregate principal amount of the Securities (subject to this Section 11.09), subject to the terms of the Security Documents.

(i) The Notes Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. The Notes Collateral Agent may be removed by the Company at any time, upon 30 days’ written notice to the Notes Collateral Agent. The Holders of a majority in principal amount of the Securities may remove the Notes Collateral Agent by so notifying the Company and the Notes Collateral Agent in writing and may appoint a successor Notes Collateral Agent. If the Notes Collateral Agent resigns or is removed under this Indenture, and such Holders do not reasonably promptly appoint a successor the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed and has accepted such appointment within 30 days after the Notes Collateral Agent gave notice of resignation or was removed, the retiring Notes Collateral Agent or the Holders of at least 10% in aggregate principal amount of the Securities may, at their option, appoint a successor Notes Collateral Agent or petition a court of competent jurisdiction for the appointment of a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring or removed Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation or removal hereunder, the provisions of this Section 11.09 (and Section 7.06) shall continue to inure to its benefit and the retiring or removed Notes Collateral Agent shall not by reason of such resignation or removal be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture.

(j) The Trustee shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreements, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

(k) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreements.

(l) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(m) Neither the Trustee nor the Notes Collateral Agent shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreements other than pursuant to the instructions of the Trustee or the Holders of a majority in aggregate principal amount of the Securities or as otherwise provided in the Security Documents. The Notes Collateral Agent shall not be obligated to file financing statements or continuation statements.

(n) Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreements or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Holders to be sufficient.

(o) The Notes Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Intercreditor Agreements and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Company (and money held in trust by the Notes Collateral Agent need not be segregated from other funds except to the extent required by law).

(p) The Notes Collateral Agent shall exercise reasonable care in the custody of any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of Collateral in its possession if the Collateral is accorded treatment substantially equal to that which they accord similar property held for its own benefit and shall not be liable or responsible for any loss or diminution in value of any of the Collateral, including, without limitation, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Notes Collateral Agent in good faith.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreements, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreements and the Security Documents, the Notes Collateral Agent or the Trustee may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent or the Trustee in the Collateral and that any such actions taken by the Notes Collateral Agent or the Trustee shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent’s or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions CERCLA, 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Company, the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent’s or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Company or the Guarantors, subject to the terms of the Security Documents, a majority in interest of Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document to be executed after the Issue Date. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 11.09(r), (ii) certify that such Security Document complies with the terms of this Indenture and the Note Documents and that all conditions precedent under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into such Security Document; provided that in no event shall the Notes Collateral Agent be required to enter into a Security Document that it determines adversely affects the Notes Collateral Agent. The Holders, by their acceptance of the Notes, hereby authorize and direct the Notes Collateral Agent to execute such Security Documents and the Notes Collateral Agent shall be entitled to conclusively rely upon such Security Document Order.

(s) Upon receipt by the Notes Collateral Agent of a Security Document Order, the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any holder or the Trustee, the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement, as applicable. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document referred to in this Section 11.09(s), (ii) certify that the Junior Lien Intercreditor or Pari Passu Intercreditor and Collateral Agency Agreement (as applicable) complies with the terms of this Indenture and the Note Documents and that all conditions precedent under this Indenture and the Note Documents to such execution and delivery have been complied with and (iii) instruct the Notes Collateral Agent to execute and enter into the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement (as applicable); provided that in no event shall the Notes Collateral Agent be required to enter into the Junior Lien Intercreditor Agreement or the Pari Passu Intercreditor and Collateral Agency Agreement if it determines that such document adversely affects the Notes Collateral Agent. The holders, by their acceptance of the Notes, the Junior Lien Obligations, or the Other Pari Passu Lien Obligations, authorize and direct the Notes Collateral Agent to execute such agreements and the Notes Collateral Agent shall be entitled to conclusively rely on such Security Document Order.

(t) For the avoidance of doubt, except as otherwise provided in the Security Documents, the Intercreditor Agreement and this Indenture, the Notes Collateral Agent shall have no discretion under this Indenture, the Intercreditor Agreements or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Holders of a majority in aggregate principal amount of the then outstanding Securities or the Trustee, as applicable.

(u) Except as expressly set forth in this Indenture or under the Security Documents or Intercreditor Agreements, in each case that the Notes Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Notes Collateral Agent may seek direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes. If the Notes Collateral Agent shall request direction from the Holders of a majority in aggregate principal amount of the then outstanding Securities with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Holders of a majority in aggregate principal amount of the then outstanding Notes, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(v) Notwithstanding anything to the contrary contained herein but subject to the Security Documents, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(w) For the avoidance of doubt, the rights, privileges, protections, immunities and benefits given to the Notes Collateral Agent hereunder, including, without limitation, its right to be indemnified prior to taking action, shall survive the satisfaction, discharge or termination of this Indenture or earlier termination, resignation or removal of the Trustee, in such capacity, with respect to the holders of the ABL Priority Collateral or the Other Pari Passu Lien Obligations, as applicable, to the extent the Security Documents remain in force thereafter.

SECTION 11.10 Designations. Except as provided in the next sentence, for purposes of the provisions hereof and the Intercreditor Agreement requiring the Company to designate Indebtedness for the purposes of the terms “Lenders Debt”, “Junior Lien Debt” and “Other Pari Passu Lien Obligations” or any other such designations hereunder or under the Intercreditor Agreement, any Junior Lien Intercreditor Agreement or any Pari Passu Intercreditor and Collateral Agency Agreement any such designation shall be sufficient if the relevant designation is set forth in writing, signed on behalf of the Company by an Officer and delivered to the Trustee, the Notes Collateral Agent and the Bank Collateral Agent. For all purposes hereof and the Intercreditor Agreement, the Company hereby designates the Obligations pursuant to the Credit Agreement as “Lenders Debt.”

Article 12

Miscellaneous

SECTION 12.01 Notices. Any notice or communication shall be in writing and delivered in person delivered via fax or email or mailed by first-class mail addressed as follows:

if to LSB Industries, Inc.:

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: Dan Greenwell

Email: DGreenwell@lsbindustries.com

Fax: (405) 235-5067

with a copy to:

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: Michael Foster

Email: MFoster@lsbindustries.com

Fax: (405) 235-5067

if to the Trustee:

Wilmington Trust, National Association

1100 North Market Street

Wilmington, Delaware 19890

Attention: LSB Industries, Inc., Administrator

Fax: (302) 636-4149

The Company, any Guarantor or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

Any notice or communication mailed to a Securityholder shall be mailed to the Securityholder at the Securityholder’s address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed. Notwithstanding any other provision of this Indenture or any Security, where this Indenture or any Security provides for notice of any event (including any notice of redemption) to a Securityholder of a Global Security (whether by mail or otherwise), such notice shall be sufficiently given when delivered to the Depository for such Security (or its designee) pursuant to the customary procedures of such Depository.

Failure to mail a notice or communication to a Securityholder or any defect in it shall not affect its sufficiency with respect to other Securityholders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it; provided, however, notices to the Trustee and the Notes Collateral Agent shall be effective upon receipt thereof at the Corporate Trust Office of the Trustee.

SECTION 12.02 Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company to the Trustee or the Notes Collateral Agent to take or refrain from taking any action under this Indenture, the Trustee or the Notes Collateral Agent, as applicable, shall be entitled to receive and rely upon:

(1) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

SECTION 12.03 Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(1) a statement that the individual making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

SECTION 12.04 When Securities Disregarded. In determining whether the Holders of the required principal amount of Securities have concurred in any direction, waiver or consent, Securities owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Securities, which a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Also, subject to the foregoing, only Securities outstanding at the time shall be considered in any such determination.

SECTION 12.05 Rules by Trustee, Paying Agent and Registrar. The Trustee may make reasonable rules for action by or a meeting of Securityholders. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 12.06 Legal Holidays. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If a regular record date is a Legal Holiday, the record date shall not be affected.

SECTION 12.07 Governing Law. This Indenture, the Securities and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

SECTION 12.08 Forum Selection; Consent to Jurisdiction; Service of Process. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, ANY SECURITY DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE COLLATERAL AGENT, THE TRUSTEE, ANY SECURED PARTY OR ANY GRANTOR IN CONNECTION HEREWITH OR THEREWITH MAY BE BROUGHT AND MAINTAINED IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT THE COLLATERAL AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH PROPERTY MAY BE FOUND. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. EACH GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AT THE ADDRESS FOR NOTICES SPECIFIED FOR THE ISSUER IN SECTION 12.01 OF THIS INDENTURE. EACH GRANTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY GRANTOR HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH GRANTOR HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE SECURITY DOCUMENTS.

SECTION 12.09 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT, ANY OTHER SECURITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS SECURITIES AGREEMENT AND THE OTHER SECURITY DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.

SECTION 12.10 No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Securities, any Guarantee or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

SECTION 12.11 Successors. All agreements of the Company in this Indenture and the Securities shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 12.12 Multiple Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 12.13 Table of Contents; Headings. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 12.14 Electronic Transactions. The parties hereto agree that the transactions described herein may be conducted and related documents may be stored by electronic means. Copies, telecopies, facsimiles, electronic files and other reproductions of original executed documents shall be deemed to be authentic and valid counterparts of such original documents for all purposes, including the filing of any claim, action or suit in the appropriate court of law.

SECTION 12.15 Intercreditor Agreement Governs. Anything herein to the contrary notwithstanding, the liens and security interests granted to Wilmington Trust, National Association, as Notes Collateral Agent under the Notes Collateral Documents (as defined in the Intercreditor Agreement) and the exercise of any right or remedy by Wilmington Trust, National Association, as Notes Collateral Agent thereunder, are subject to the provisions of the

Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Indenture, the terms of the Intercreditor Agreement shall govern and control, except with respect to the rights, protections, immunities and indemnities of the Notes Collateral Agent, for which this Indenture shall control.

SECTION 12.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, and the Notes Collateral Agent like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee or the Notes Collateral Agent. The parties to this Indenture agree that they will provide the Trustee or the Notes Collateral Agent with such information as it may request in order for the Trustee or the Notes Collateral Agent to satisfy the requirements of the USA PATRIOT Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

LSB INDUSTRIES, INC.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President and Chief Financial Officer

CHEMEX I CORP.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

CHEROKEE NITROGEN L.L.C.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

EDC AG PRODUCTS COMPANY L.L.C.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

[Signature Page to Indenture]

EL DORADO AMMONIA L.L.C.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

EL DORADO CHEMICAL COMPANY

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

EL DORADO NITROGEN, L.L.C.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

LSB CHEMICAL L.L.C.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

PRYOR CHEMICAL COMPANY

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

[Signature Page to Indenture]

TRISON CONSTRUCTION, INC.

By:	/s/ Mark Behrman
Name: Mark Behrman
Title: Executive Vice President

[Signature Page to Indenture]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS TRUSTEE

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION,

AS NOTES COLLATERAL AGENT

By:	/s/ John T. Needham, Jr.
Name: John T. Needham, Jr.
Title: Vice President

[Signature Page to Indenture]

TRANSFER AND EXCHANGE APPENDIX

PROVISIONS RELATING TO INITIAL SECURITIES

1. Definitions

For the purposes of this Appendix the following terms shall have the meanings indicated below:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Regulation S Global Security, Rule 144A Global Security or beneficial interest therein, the rules and procedures of the Depository for such Global Security, Euroclear and Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Definitive Security” means a certificated Initial Security bearing, if required, the appropriate restricted securities legend set forth in Section 2.3(e).

“Depository” means The Depository Trust Company, its nominees and their respective successors.

“Distribution Compliance Period”, with respect to any Securities, means the period of 40 consecutive days beginning on and including the later of (i) the day on which such Securities are first offered to Persons other than distributors (as defined in Regulation S under the Securities Act) in reliance on Regulation S and (ii) the issue date with respect to such Securities, in each case, as notified by the Company to the Trustee.

“Euroclear” means the Euroclear Clearance System or any successor securities clearing agency.

“Initial Purchasers” means Goldman Sachs & Co. LLC and Jefferies LLC.

“Purchase Agreement” means with respect to the Initial Securities initially issued on the Issue Date to the Initial Purchasers, the Purchase Agreement dated April 19, 2018, among the Company, the Guarantors and the Initial Purchasers.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rule 144A Securities” means all Securities offered and sold to QIBs in reliance on Rule 144A.

“Securities Custodian” means the custodian with respect to a Global Security (as appointed by the Depository), or any successor Person thereto and shall initially be the Trustee.

[Transfer and Exchange Appendix - 1]

“Transfer Restricted Securities” means Securities that bear or are required to bear the legend relating to restrictions on transfer relating to the Securities Act set forth in Section 2.3(e) hereto.

2. The Securities.

2.1 (a) Form and Dating. The Initial Securities will be offered and sold (a) to the Initial Purchasers by the Company pursuant to a Purchase Agreement and (b) to an Affiliate of the Company pursuant to a separate purchase agreement. The Initial Securities initially sold to the Initial Purchasers will be resold initially only to (i) QIBs in reliance on Rule 144A under the Securities Act (“Rule 144A”) and (ii) Persons other than U.S. Persons (as defined in Regulation S) in reliance on Regulation S under the Securities Act (“Regulation S”). Such Initial Securities initially sold to the Initial Purchasers, and the Initial Securities initially sold to an Affiliate of the Company, may thereafter be transferred in accordance with the restrictions on transfer set forth herein (including the restrictions on transfer specified in the legend described in Section 2.3(e) hereof). Initial Securities initially resold pursuant to Rule 144A shall be issued initially in the form of one or more permanent global securities in fully registered form (collectively, the “Rule 144A Global Security”); and Initial Securities initially resold pursuant to Regulation S shall be issued initially in the form of one or more temporary global securities in fully registered form (collectively, the “Regulation S Global Security”), in each case without interest coupons and with the global securities legend and the applicable restricted securities legend set forth in Exhibit 1 hereto, which shall be deposited on behalf of the purchasers of the Initial Securities represented thereby with the Securities Custodian and registered in the name of the Depository or a nominee of the Depository, duly executed by the Company and authenticated by the Trustee as provided in this Indenture. Initial Securities initially sold to an Affiliate of the Company shall be issued initially in the form of a Definitive Security in fully registered form, without interest coupons and with the applicable restricted securities legend set forth in Exhibit 1 hereto, duly executed by the Company and authenticated by the Trustee as provided in this Indenture.

Beneficial interests in a Rule 144A Global Security may be transferred to a Person who takes delivery in the form of an interest in a Regulation S Global Security only if the transferor first delivers to the Trustee a written certificate (in the form provided in this Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if applicable). Beneficial ownership interests in the Regulation S Global Security shall not be exchangeable for interests in the Rule 144A Global Security or any other Security without a restricted securities legend until the expiration of the Distribution Compliance Period.

The Rule 144A Global Security and the Regulation S Global Security are collectively referred to herein as “Global Securities”. The aggregate principal amount of the Global Securities may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depository or its nominee as hereinafter provided.

(b) Book-Entry Provisions. This Section 2.1(b) shall apply only to a Global Security deposited with or on behalf of the Depository.

The Company shall execute and the Trustee shall, in accordance with this Section 2.1(b), authenticate and deliver initially one or more Global Securities that (a) shall be registered in the name of the Depository for such Global Security or Global Securities or the nominee of such Depository and (b) shall be delivered by the Trustee to such Depository or pursuant to such Depository’s instructions or held by the Trustee as custodian for the Depository.

[Transfer and Exchange Appendix - 2]

Members of, or participants in, the Depository (“Agent Members”) shall have no rights under this Indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as the custodian of the Depository or under such Global Security, and the Company, the Trustee and any agent of the Company or the Trustee shall be entitled to treat the Depository as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Agent Members, the operation of customary practices of such Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

The Trustee shall have no responsibility or obligation to any beneficial owner of an interest in a Global Security, a member of, or a participant in, DTC or other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Securities (or other security or property) under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Securities shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may conclusively rely and shall be fully protected in conclusively relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

(c) Definitive Securities. Except as provided in this Section 2.1 or Section 2.3 or 2.4, owners of beneficial interests in Global Securities shall not be entitled to receive physical delivery of Definitive Securities.

2.2 Authentication. The Trustee shall authenticate and deliver: (1) on the Issue Date, an aggregate principal amount of $400,000,000 9.625% Senior Secured Notes Due 2023, and (2) any Additional Securities for an original issue in an aggregate principal amount specified in the written order of the Company pursuant to Section 2.02 of this Indenture, in each case upon a written order of the Company signed by two Officers or by an Officer and either an assistant Treasurer or an assistant Secretary of the Company. Such order shall specify the amount of the Securities to be authenticated and the date on which the original issue of Securities is to be authenticated and, in the case of any issuance of Additional Securities pursuant to Section 2.13 of this Indenture, shall certify that such issuance is in compliance with Section 4.03 and Section 4.09 of this Indenture.

2.3 Transfer and Exchange.

[Transfer and Exchange Appendix - 3]

(a) Transfer and Exchange of Definitive Securities. When Definitive Securities are presented to the Registrar with a request:

(x)	to register the transfer of such Definitive Securities; or

(y)	to exchange such Definitive Securities for an equal principal amount of Definitive Securities of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Securities surrendered for transfer or exchange:

(i) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Registrar, duly executed by the Holder thereof or its attorney duly authorized in writing; and

(ii) if such Definitive Securities are required to bear a restricted securities legend, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act, pursuant to Section 2.3(b) or pursuant to clause (A), (B) or (C) below, and are accompanied by the following additional information and documents, as applicable:

(A) if such Definitive Securities are being delivered to the Registrar by a Holder for registration in the name of such Holder, without transfer, a certification from such Holder to that effect;

(B) if such Definitive Securities are being transferred to the Company, a certification to that effect; or

(C) if such Definitive Securities are being transferred (x) pursuant to an exemption from registration in accordance with Rule 144A, Regulation S or Rule 144 under the Securities Act; or (y) in reliance upon another exemption from the requirements of the Securities Act: (i) a certification to that effect (in the form set forth on the reverse of the Security) and (ii) if the Company so requests, an opinion of counsel or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 2.3(e)(i).

(b) Restrictions on Transfer of a Definitive Security for a Beneficial Interest in a Global Security. A Definitive Security may not be exchanged for a beneficial interest in a Global Security except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Security, duly endorsed or accompanied by appropriate instruments of transfer, in form satisfactory to the Trustee, together with:

(i) certification (in the form set forth on the reverse side of the Initial Security) that such Definitive Security is being transferred (1) to the Company, (2) to the Registrar for registration in the name of a Holder, without transfer, (3) pursuant to an effective registration statement under the Securities Act, (4) to a

[Transfer and Exchange Appendix - 4]

QIB in accordance with Rule 144A, (5) outside the United States in an offshore transaction within the meaning of Regulation S and in compliance with Rule 904 under the Securities Act or pursuant to another available exemption from registration provided by Rule 144 under the Securities Act; and

(ii) written instructions directing the Trustee to make, or to direct the Securities Custodian to make, an adjustment on its books and records with respect to such Global Security to reflect an increase in the aggregate principal amount of the Securities represented by the Global Security, such instructions to contain information regarding the Depository account to be credited with such increase, then the Trustee shall cancel such Definitive Security and cause, or direct the Securities Custodian to cause, in accordance with the standing instructions and procedures existing between the Depository and the Securities Custodian, the aggregate principal amount of Securities represented by the Global Security to be increased by the aggregate principal amount of the Definitive Security to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Security equal to the principal amount of the Definitive Security so canceled. If no Global Securities are then outstanding, the Company shall issue and the Trustee shall authenticate, upon written order of the Company in the form of an Officers’ Certificate of the Company, a new Global Security in the appropriate principal amount.

(c) Transfer and Exchange of Global Securities.

(i) The transfer and exchange of Global Securities or beneficial interests therein shall be effected through the Depository, in accordance with this Indenture (including applicable restrictions on transfer set forth herein, if any) and the procedures of the Depository therefor. A transferor of a beneficial interest in a Rule 144A Global Security for a beneficial interest in a Regulation S Global Security or a Regulation S Global Security for a beneficial interest in a Rule 144A Global Security shall deliver to the Registrar a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with a beneficial interest in the Global Security. The Registrar shall, in accordance with such instructions and upon receipt of an assignment form in the form attached to this Appendix instruct the Depository to credit to the account of the Person specified in such instructions a beneficial interest in the Global Security and to debit the account of the Person making the transfer the beneficial interest in the Global Security being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Security to a beneficial interest in another Global Security, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Security to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Security from which such interest is being transferred.

[Transfer and Exchange Appendix - 5]

(iii) Notwithstanding any other provisions of this Appendix (other than the provisions set forth in Section 2.4), a Global Security may not be transferred as a whole except by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.

(d) Restrictions on Transfer of Regulation S Global Securities. (i) Prior to the expiration of the Distribution Compliance Period, interests in the Regulation S Global Security may only be held through Euroclear or Clearstream. During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Security may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures and only (1) to the Company, (2) so long as such security is eligible for resale pursuant to Rule 144A, to a person whom the selling holder reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, (3) in an offshore transaction in accordance with Regulation S, (4) pursuant to an exemption from registration under the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (5) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Security to a transferee who takes delivery of such interest through the Rule 144A Global Security shall be made only in accordance with Applicable Procedures and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse of the Initial Security to the effect that such transfer is being made to a QIB within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period.

(ii) Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Security shall be transferable in accordance with applicable law and the other terms of this Indenture.

(e) Legend.

(i) Except as permitted by the following paragraphs (ii), (iii) and (iv), each Security certificate (and all Securities issued in exchange therefor or in substitution thereof), shall bear a legend (“a “Restricted Legend”) in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

[Transfer and Exchange Appendix - 6]

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

Each certificate evidencing a Security offered in reliance on Regulation S shall, in addition to the foregoing, bear a legend in substantially the following form:

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

[Transfer and Exchange Appendix - 7]

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Security) pursuant to Rule 144 under the Securities Act, the Registrar shall permit the transferee thereof to exchange such Transfer Restricted Security for a certificated Security that does not bear the legend set forth above and rescind any restriction on the transfer of such Transfer Restricted Security, if the transferor thereof certifies in writing to the Registrar that such sale or transfer was made in reliance on Rule 144 (such certification to be in the form set forth on the reverse of the Security) and, in each such case set forth in this paragraph, if the Registrar or Company so requests or if the Applicable Procedures so require, an Opinion of Counsel to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Restricted Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to the paragraph above at a time when a Global Note that is not represented by a Restricted Legend has not yet been issued, the Company shall issue and, upon receipt of an order in accordance with Section 2.2 hereof, the Trustee shall authenticate one or more Global Notes that do not have a Restricted Legend in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the paragraph above.

(f) Cancellation or Adjustment of Global Security. At such time as all beneficial interests in a Global Security have either been exchanged for Definitive Securities, redeemed, purchased or canceled, such Global Security shall be returned by the Depository to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for certificated Securities, redeemed, purchased or canceled, the principal amount of Securities represented by such Global Security shall be reduced and an adjustment shall be made on the books and records of the Registrar (if it is then the Securities Custodian for such Global Security) with respect to such Global Security, by the Registrar or the Securities Custodian, to reflect such reduction.

(g) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Security, a member of, or a participant in the Depository or other Person with respect to the accuracy of the records of the Depository or its nominee or of any participant or member thereof, with respect to any ownership interest in the Securities or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depository)

[Transfer and Exchange Appendix - 8]

of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Securities. All notices and communications to be given to the Holders and all payments to be made to Holders under the Securities shall be given or made only to or upon the order of the registered Holders (which shall be the Depository or its nominee in the case of a Global Security). The rights of beneficial owners in any Global Security shall be exercised only through the Depository subject to the applicable rules and procedures of the Depository. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Security (including any transfers between or among Depository participants, members or beneficial owners in any Global Security) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof. The Trustee shall have no obligations hereunder in respect of transfers of which it has no actual knowledge.

2.4 Definitive Securities.

(a) A Global Security deposited with the Depository or with the Trustee as Securities Custodian for the Depository pursuant to Section 2.1 shall be exchangeable to the beneficial owners thereof in the form of Definitive Securities in an aggregate principal amount equal to the principal amount of such Global Security, in exchange for such Global Security, only if such transfer complies with Section 2.3 hereof and (i) the Depository notifies the Company that it is unwilling or unable to continue as Depository for such Global Security and the Depository fails to appoint a successor depository or if at any time such Depository ceases to be a “clearing agency” registered under the Exchange Act, in either case, and a successor depository is not appointed by the Company within 90 days of such notice, or (ii) an Event of Default has occurred and is continuing or (iii) the Company, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of Definitive Securities under this Indenture.

(b) Any Global Security that is transferable to the beneficial owners thereof pursuant to this Section 2.4 shall be surrendered by the Depository to the Trustee located at its principal Corporate Trust Office,, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Security, an equal aggregate principal amount of Definitive Securities of authorized denominations. Any portion of a Global Security transferred pursuant to this Section 2.4 shall be executed, authenticated and delivered only in minimum denominations of $2,000 principal amount and any greater integral multiple of $1,000 thereof and registered in such names as the Depository shall direct. Any Definitive Security delivered in exchange for an interest in the Transfer Restricted Security shall, except as otherwise provided by Section 2.3(e) hereof, bear the applicable restricted securities legend and definitive securities legend set forth in Exhibit 1 hereto.

[Transfer and Exchange Appendix - 9]

(c) Subject to the provisions of Section 2.4(b) hereof, the registered Holder of a Global Security shall be entitled to grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Securities.

(d) In the event of the occurrence of one of the events specified in Section 2.4(a) hereof, the Company shall promptly make available to the Trustee a reasonable supply of Definitive Securities in definitive, fully registered form without interest coupons. In the event that such Definitive Securities are not issued, the Company expressly acknowledges, with respect to the right of any Holder to pursue a remedy pursuant to Section 6.06 or 6.07 of this Indenture, the right of any beneficial owner of Securities to pursue such remedy with respect to the portion of the Global Security that represents such beneficial owner’s Securities as if such Definitive Securities had been issued.

[Transfer and Exchange Appendix - 10]

EXHIBIT 1

to

TRANSFER AND EXCHANGE APPENDIX

[FORM OF FACE OF SECURITY]

[Global Securities Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Restricted Securities Legend for Securities offered otherwise than in Reliance on Regulation S]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION

[Transfer and Exchange Appendix - 11]

DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: ONE YEAR] [IN THE CASE OF REGULATION S NOTES: 40 DAYS] AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF AND THE LAST DATE ON WHICH THE COMPANY OR ANY AFFILIATE OF THE COMPANY WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE COMPANY, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE COMPANY’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

[Restricted Securities Legend for Securities Offered in Reliance on Regulation S]

UNTIL 40 DAYS AFTER THE LATER OF COMMENCEMENT OR COMPLETION OF THE OFFERING, AN OFFER OR SALE OF SECURITIES WITHIN THE UNITED STATES BY A DEALER (AS DEFINED IN THE SECURITIES ACT) MAY VIOLATE THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT IF SUCH OFFER OR SALE IS MADE OTHERWISE THAN IN ACCORDANCE WITH RULE 144A THEREUNDER.

BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

[Definitive Securities Legend]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

[Transfer and Exchange Appendix - 12]

CUSIP NO.

No. ________                                                                                                                                                                         $________

9.625% Senior Secured Notes Due 2023

LSB Industries, Inc., a Delaware corporation, promises to pay to CEDE & CO., or registered assigns, the principal sum of ______ U.S. Dollars on May 1, 2023.

Interest Payment Dates: May 1 and November 1.

Record Dates: April 15 and October 15.

Additional provisions of this Security are set forth on the other side of this Security.

[Transfer and Exchange Appendix - 13]

Dated:

LSB INDUSTRIES, INC.

By

Name:

Title:

By

Name:

Title:

[Transfer and Exchange Appendix - 14]

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Trustee, certifies

that this is one of

the Securities referred

to in the Indenture.

By

Authorized Signatory

Date: _____________________________________

[Transfer and Exchange Appendix - 15]

[FORM OF REVERSE SIDE OF SECURITY]

9.625% Senior Secured Note Due 2023

1. Interest

LSB Industries, Inc., a Delaware corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), promises to pay interest on the principal amount of this Security at the rate per annum shown above. The Company will pay interest semiannually in arrears on May 1 and November 1 of each year, commencing November 1, 2018. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment

The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the April 15 or October 15 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to the Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of the Securities represented by a Global Security (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depository. The Company will make all payments in respect of a certificated Security (including principal, premium and interest) at the office of the Paying Agent, except that, at the option of the Company, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on a certificated Security will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

3. Paying Agent and Registrar

Initially, Wilmington Trust, National Association, a national banking association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to Holders. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4. Indenture

The Company issued the Securities under an Indenture dated as of April 25, 2018 (the “Indenture”), among the Company, the Guarantors, the Trustee and the Notes Collateral Agent. The terms of the Securities include those stated in the Indenture. Terms defined in the Indenture

[Transfer and Exchange Appendix - 16]

and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture for a statement of those terms. To the extent any provision of this Security conflicts with express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Securities are senior secured obligations of the Company. The Company shall be entitled, subject to its compliance with Section 4.03 and Section 4.09 of the Indenture, to issue Additional Securities pursuant to Section 2.13 of the Indenture. The Initial Securities issued on the Issue Date, together with any Additional Securities issued thereafter, will be treated as a single class for all purposes under the Indenture. The Indenture contains covenants that limit the ability of the Company and its subsidiaries to incur additional indebtedness; pay dividends or distributions on, or redeem or repurchase capital stock; make investments; issue or sell capital stock of subsidiaries; engage in transactions with affiliates; create liens on assets; transfer or sell assets; guarantee indebtedness; restrict dividends or other payments of subsidiaries; and consolidate, merge or transfer all or substantially all of its assets and the assets of its subsidiaries. These covenants are subject to important exceptions and qualifications.

5. Optional Redemption

Except as described below, the Securities are not redeemable before May 1, 2020. On or after such date, the Company may redeem the Securities at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice to the Holders (with a copy to the Trustee) (except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of the Indenture), at the following redemption prices (expressed as percentages of the principal amount thereof), plus accrued and unpaid interest to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period commencing May 1 of the years set forth below:

Year	Percentage
2020	107.219%
2021	103.609%
2022 and thereafter	100.000%

In addition, at any time, or from time to time, on or prior to May 1, 2020, the Company shall be entitled, at its option, to use an amount equal to the net cash proceeds of one or more Equity Offerings to redeem up to 40% of the aggregate principal amount of the Securities (which includes Additional Securities, if any) originally issued under the Indenture at a redemption price of 109.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but excluding the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that:

(1) at least 60% of the aggregate principal amount of Securities (which includes Additional Securities, if any) originally issued under the Indenture remains outstanding immediately after any such redemption (other than Securities held, directly or indirectly, by the Company or its Affiliates); and

[Transfer and Exchange Appendix - 17]

(2) the Company makes such redemption not more than 150 days after the consummation of any such Equity Offering.

If, in connection with a Change of Control Offer in accordance with Section 4.08 of the Indenture, holders of not less than 90% in aggregate principal amount of the outstanding Securities validly tender and do not withdraw their Securities in such Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 4.08 of the Indenture, purchases all of the Securities validly tendered and not withdrawn by such holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior written notice to the Holders (with a copy to the Trustee), given not more than 30 days following such purchase pursuant to the Change of Control Offer, to redeem all Securities that remain outstanding following such purchase at a price in cash equal to the Change of Control Payment.

Prior to May 1, 2020, the Company shall be entitled at its option to redeem some or all of the Securities at a redemption price equal to 100% of the principal amount of the Securities plus the Applicable Premium as of, and accrued and unpaid interest to, but excluding, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

6. Notice of Redemption

Notice of redemption shall be sent not less than 30 nor more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address (with a copy to the Trustee) (except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Securities or a satisfaction and discharge of the Indenture). Any inadvertent defect in the notice of redemption, including an inadvertent failure to give notice, to any Holder selected for redemption shall not impair or affect the validity of the redemption of any other Security redeemed in accordance with provisions of the Indenture. No Securities of a principal amount of $2,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Securities or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Any redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed.

[Transfer and Exchange Appendix - 18]

7. Put Provisions

Upon the occurrence of a Change of Control, each Holder shall have the right to require that the Company purchase all or a portion of such Holder’s Securities at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date) as provided in, and subject to the terms of, the Indenture.

8. Guarantee

The payment by the Company of the principal of, and premium and interest on, the Securities and all other obligations of the Company under the Indenture and Securities is fully and unconditionally guaranteed on a joint and several senior basis by each of the Guarantors to the extent set forth in the Indenture.

9. Denominations; Transfer; Exchange

The Securities are in registered form without coupons in denominations of $2,000 and any greater integral multiple of $1,000. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.

10. Persons Deemed Owners

The registered Holder of this Security may be treated as the owner of it for all purposes.

11. Unclaimed Money

If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.

12. Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.

13. Amendment; Waiver

Subject to certain exceptions set forth in the Indenture, (a) the Indenture may be amended with the consent of the Holders of a majority in principal amount of the then outstanding Securities and (b) Holders of a majority in principal amount of the outstanding Securities may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Securities. Subject to certain

[Transfer and Exchange Appendix - 19]

exceptions set forth in the Indenture, without the consent of the Holders, the Company, the Guarantors and the Trustee shall be entitled to amend the Indenture to cure ambiguities, omissions, defects or inconsistencies or mistakes, or to provide for the assumption by a successor corporation of the obligations of the Company or any Guarantor under the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect to the Securities, including any Guarantee, or to add to the covenants or surrender rights and powers conferred upon the Company or any Guarantor, or to make any change that does not adversely affect the rights of any Holder, or to comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, or to conform the text of the Indenture, the Securities or any Guarantee to any provision of the “Description of Notes”, to make amendments to the provisions of the Indenture relating to the transfer and legending of the Securities, or to release Collateral from the Lien under the Security Documents or a Guarantor from its Guarantee, in each case pursuant to and in accordance with the Indenture, the Security Documents and the Intercreditor Agreement when permitted or required by such documents.

14. Defaults and Remedies

Under the Indenture, Events of Default include (a) the failure to pay interest on any Security when the same becomes due and payable and the default continues for a period of 30 days; (b) the failure to pay the principal on any Security, when such principal becomes due and payable, at maturity, upon redemption, upon declaration of acceleration or otherwise (including the failure to make a payment to purchase Securities tendered pursuant to a Change of Control Offer or a Net Proceeds Offer); (c) failure by the Company to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (d) certain accelerations (including failure to pay within any applicable grace periods after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $35,000,000; (e) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary; (f) certain judgments or decrees for the payment of money in excess of $35,000,000; (g) certain defaults with respect to Guarantees; and (h) certain defaults with respect to Collateral and the Security Documents. If an Event of Default shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities may declare the principal of and accrued interest on all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

The Trustee and the Notes Collateral Agent are under no obligation to exercise any of its rights or powers under the Indenture, the Securities, the Guarantees or the Security Documents at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee or the Notes Collateral Agent indemnity or security satisfactory to it against any loss, liability or expense. Subject to all provisions of the Indenture, the Intercreditor Agreement, any Pari Passu Intercreditor and Collateral Agency Agreement or Junior Lien Intercreditor Agreement and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. Holders of the Securities may not enforce the Indenture or the Securities except as

[Transfer and Exchange Appendix - 20]

provided in the Indenture. The Holders of a majority in aggregate principal amount of the then outstanding Securities shall also have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Notes Collateral Agent or exercising any right or remedy available to the Notes Collateral Agent.

15. Trustee Dealings with the Company

The Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

16. No Recourse Against Others

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor shall have any liability for any obligations of the Company or any Guarantor under the Securities, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

17. Authentication

This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.

18. Abbreviations

Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

19. CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Global Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Global Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. [Reserved]

[Transfer and Exchange Appendix - 21]

21. Governing Law

THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

22. Security

The Securities and the Guarantees shall be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Securityholder Secured Parties, in each case pursuant to the Security Documents and the Intercreditor Agreement. Each Holder, by accepting this Security, consents and agrees to the terms of the Security Documents and the Intercreditor Agreement and any Other Pari Passu Intercreditor and Collateral Agency Agreement and/or Junior Lien Intercreditor Agreement, in each case as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Intercreditor Agreement and any Other Pari Passu Intercreditor and Collateral Agency Agreement and/or Junior Lien Intercreditor Agreement, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Company will furnish to any Securityholder upon written request and without charge to the Security holder a copy of the Indenture which has in it the text of this Security in larger type. Requests may be made to:

LSB Industries, Inc.

16 South Pennsylvania Avenue

Oklahoma City, Oklahoma 73107

Attention: David M. Shear, Corporate Secretary

[Transfer and Exchange Appendix - 22]

ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint              agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:

Sign exactly as your name appears on the other side of this Security.

In connection with any transfer of any of the Securities evidenced by this certificate occurring prior to the expiration of the period referred to in Rule 144(b) under the Securities Act after the later of the date of original issuance of such Securities and the last date, if any, on which such Securities were owned by the Company or any Affiliate of the Company, the undersigned confirms that such Securities are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

❑	to the Company; or

	(1)	❑	pursuant to an effective registration statement under the Securities Act of 1933; or

	(2)	❑	inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A under the Securities Act of 1933; or

	(3)	❑	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act; or

	(4)	❑	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933.

[Transfer and Exchange Appendix - 23]

Unless one of the boxes is checked, the Trustee will refuse to register any of the Securities evidenced by this certificate in the name of any person other than the registered holder thereof; provided, however, that if box (4) is checked, the Trustee and the Company shall be entitled to require, prior to registering any such transfer of the Securities, such legal opinions, certifications and other information as the Company has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:

Signature must be guaranteed	Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Transfer and Exchange Appendix - 24]

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Security for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated: _______________________

Notice: To be executed by an executive officer

[Transfer and Exchange Appendix - 25]

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian

[Transfer and Exchange Appendix - 26]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to Section 4.04, 4.06 or 4.08 of the Indenture, check the box:

❑

If you want to elect to have only part of this Security purchased by the Company pursuant to Section 4.04, 4.06 or 4.08 of the Indenture, state the amount in principal amount: $

Dated: __________________	Your Signature

(Sign exactly as your name appears on the other side of this Security.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[Transfer and Exchange Appendix - 27]

EXHIBIT A

FORM OF GUARANTEE AGREEMENT

(See attached)

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of ________________, among LSB Industries, Inc., a Delaware corporation (the “Company”), _______________________ (the “Guaranteeing Subsidiary”), a Restricted Subsidiary of the Company, and Wilmington Trust, National Association, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 25, 2018, providing for the issuance of 9.625% Senior Secured Securities due 2023 (the “Securities”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall guarantee the Company’s obligations with respect to the Securities on the terms provided for in the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1.        CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.        GUARANTEE.

(a)        Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture, effective upon the execution and delivery of this Supplemental Indenture.

(b)        The Guaranteeing Subsidiary hereby provides an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof.

3.        NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Guaranteeing Subsidiary shall have any liability for any obligations of the Company or any other Guarantor under the Securities, any Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Securities.

4.        NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[A-1]

5.        COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.        EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.        THE TRUSTEE. In entering into this Supplemental Indenture, the Trustee shall be entitled to every provision of the Indenture relating to the conduct of affecting the liability of, affording protections to the Trustee, whether or not elsewhere herein so provided. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Supplemental Indenture and it shall not be responsible for any statement or recital in this Supplemental Indenture, all of which recitals are made solely by the Guaranteeing Subsidiary.

8.        BENEFITS ACKNOWLEDGED. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

9.        SUCCESSORS. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[A-2]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:

LSB INDUSTRIES, INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name: Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name: Title:

[A-3]